Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Development and Commercialization Agreement

by and between

ADVENCHEN LABORATORIES LLC

And

ETHICAL ONCOLOGY SCIENCE S.P.A.

October 24, 2008

Cont’d

i

Cont’d

ARTICLE 7 ADVENCHEN DEVELOPMENT OUTSIDE OF THE LICENSED TERRITORY		15

7.1	Advenchen Reserved Rights	15

7.2	Product Development Outside of the Licensed Territory	15

7.3	Adverse Event Reporting	16

7.4	Cross-Reference Rights	16

7.5	Compliance	16

7.6	Non-Competition	16

ARTICLE 8 COMPENSATION		16

8.1	Upfront Fee	16

8.2	Development Milestone Payments	17

8.3	Commercialization Milestone Payments	18

8.4	Royalties	18

8.5	Sublicense Revenue	19

8.6	EOS Option Upon Change of Control	20

8.7	No Projections	20

ARTICLE 9 PAYMENTS		21

9.1	Royalty Reports and Payment	21

9.2	Foreign Exchange	21

9.3	Payment Method; Late Payments	21

9.4	Records; Audits	21

9.5	Taxes	22

ARTICLE 10 INTELLECTUAL PROPERTY MATTERS		23

10.1	Prosecution of Patents	23

10.2	Patent Term Extensions in the Licensed Territory	24

Cont’d

10.3	Infringement of Patents by Third Parties	24

10.4	Infringement of Third Party Rights in the Licensed Territory	25

10.5	Patent Marking	25

10.6	Patent Oppositions and Other Proceedings	26

10.7	Patent Validity Challenges	26

ARTICLE 11 REPRESENTATIONS AND WARRANTIES		26

11.1	Mutual Representations and Warranties	26

11.2	Additional Representations and Warranties of Advenchen	27

11.3	No Other Representations or Warranties	29

ARTICLE 12 INDEMNIFICATION		29

12.1	Indemnification by Advenchen	29

12.2	Indemnification by EOS	29

12.3	Indemnification Procedures	30

12.4	Limitations of Liability	30

12.5	Insurance	31

ARTICLE 13 CONFIDENTIALITY		31

13.1	Confidentiality	31

13.2	Authorized Disclosure	31

13.3	Publicity	32

13.4	Publications	33

ARTICLE 14 TERM AND TERMINATION		33

14.1	Term	33

14.2	Early Termination	33

14.3	Termination for Breach	34

14.4	Unilateral Termination by Advenchen for Failure to Develop	34

Cont’d

14.5	Termination for Safety	34

14.6	Continuing Rights of Commercialization Sublicensees	34

14.7	Effect of Termination for EOS	35

14.8	Effect of Termination for Advenchen	35

14.9	Rights in Bankruptcy	36

14.10	Survival	36

ARTICLE 15 EXPANDED FIELD		36

15.1	Right of First Negotiation	36

15.2	Maintenance of Expanded Field Assets	37

15.3	No Third Party Collaboration	37

15.4	Competitive Sales	37

ARTICLE 16 DISPUTE RESOLUTION		37

16.1	Disputes	37

16.2	Early Resolution By the Parties	38

16.3	Injunctive Relief	38

16.4	Arbitration	38

ARTICLE 17 MISCELLANEOUS		38

17.1	Entire Agreement; Amendment	38

17.2	Force Majeure	39

17.3	Notices	39

17.4	No Strict Construction; Headings	39

17.5	Assignment	40

17.6	Performance by Affiliates	40

17.7	Further Actions	40

17.8	HSR Filing	40

Cont’d

17.9	Severability	41

17.10	No Waiver	41

17.11	Independent Contractors	41

17.12	English Language; Governing Law	41

17.13	Counterparts	41

v

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of October 24, 2008 (the “Effective Date”) between ADVENCHEN LABORATORIES LLC, a company organized under the laws of the State of California, U.S.A., with registered offices at 9135 Reseda Boulevard, Suite 238, Northridge, California, USA (“Advenchen”), and ETHICAL ONCOLOGY SCIENCE S.P.A., a company incorporated under the laws of Italy, with registered offices at Via Monte di Pietá, 1/A, 20121 Milan, Italy (“EOS”). Advenchen and EOS are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Advenchen is developing its proprietary small molecule protein tyrosine kinase inhibitor product AL3810, as further described herein, for the treatment of cancer;

WHEREAS, EOS possesses substantial resources and expertise in the development, marketing, and commercialization of biopharmaceutical products for the treatment of cancer in the Licensed Territory (as defined below);

WHEREAS, EOS desires to conduct further development of the Product (as defined below) in the Field (as defined below) through regulatory approval in the Licensed Territory, and to obtain commercialization rights to the Product in the Field in the Licensed Territory and Advenchen is willing to grant such rights on the terms and conditions hereof; and

WHEREAS, EOS also desires to have a right of first refusal to develop and commercialize the Product in the Expanded Field (as defined below) in the Licensed Territory, and Advenchen is also willing to grant such rights on the terms and conditions hereof.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Additional Patent Rights” shall mean the patent rights to claims 9 and 10 of publications WO 2008/112407 and US2008/0227811 and the inventions contained and expressed in such claims with respect to the processes and intermediates of the Product as set forth therein, and as set forth in any corresponding claim of any Patent issuing from such publications or otherwise continuing therefrom (including any foreign equivalents).

1.2 “Additional Product” means any new formulation, dosage form, improvement, or mode of administration of the Compound.

1.3 “Advenchen Indemnitees” has the meaning set forth in Section 12.2.

1.4 “Advenchen Know-How” means all Know-How that is Controlled by Advenchen or its Affiliates as of the Effective Date or during the Term and is necessary or reasonably useful for the Development, Manufacturing or Commercialization of the Product in the Field or the Expanded Field (as applicable) in accordance with the terms of this Agreement. For clarity, Advenchen Know-How includes Know-How relating to previously conducted Non-Clinical Studies for the Product and Know-How related to the manufacturing process for the Product, including the Information identified in Exhibit A.

1.5 “Advenchen Materials” means the chemical compounds and biological materials that are Controlled by Advenchen or its Affiliates as of the Effective Date or during the Term and are necessary or reasonably useful for the Development, Manufacture or Commercialization of the Product in the Field or the Expanded Field (as applicable) in accordance with the terms of this Agreement, including the compounds and other materials identified in Exhibit B.

1.6 “Advenchen Patent” means any Patent that (a) is Controlled by Advenchen or its Affiliates as of the Effective Date or at any time during the Term, and (b) would, but for the license granted by Advenchen hereunder, be infringed by the Development, Manufacture, use, sale, offer for sale, having sold, Distribution, import, or any other Commercialization of the Product by or on behalf of EOS or its sublicensee(s) in the Field or the Expanded Field (as applicable). Advenchen Patents shall include without limitation (i) those Patents listed on Exhibit C, and (ii) any patent issuing from an application claiming priority thereto or otherwise continuing therefrom.

1.7 “Advenchen Technology” means the Advenchen Patents and Advenchen Know-How.

1.8 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. Advenchen represents that, as of the Effective Date, Advenchen Laboratories Nanjing Ltd. is not an “Affiliate” of Advenchen under the terms of this Section 1.8.

1.9 “Best Knowledge” means, as applied to a Party, that the applicable Party’s senior management with operational responsibility for the Development or Commercialization of the Product is actually aware of a particular fact or other matter following reasonably diligent inquiry of its management employees with primary responsibility for the applicable subject matter.

1.10 “Change of Control” means, as applied to a Party, an event where (a) any person or entity not an Affiliate of such Party acquires directly or indirectly the beneficial ownership of any voting security of a Party, or if the percentage ownership of such person or entity in the voting securities of a Party is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such person or entity is,

2.

directly or indirectly, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then-outstanding voting securities of such Party; (b) there is the consummation of a merger, consolidation, recapitalization, or reorganization of such Party, other than any such transaction which would result in stockholders or equity holders of such Party or an Affiliate of such Party immediately prior to such transaction owning at least fifty percent (50%) of the outstanding securities of the surviving entity in such transaction immediately following such transaction; or (c) the stockholders or equity holders of a Party shall approve a plan of complete liquidation of the Party or an agreement for the sale or disposition by the Party of all or a substantial portion of the Party’s assets, other than to an Affiliate.

1.11 “Claims” has the meaning set forth in Section 12.1.

1.12 “CMC” means chemistry, manufacturing and controls as specified by the FDA or foreign equivalent.

1.13 “Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, Detailing, medical education and medical liaison activities, publication, marketing, pricing, reimbursement, sale, and distribution of the Product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; and (b) all customer support, Product distribution, invoicing and sales activities.

1.14 “Commercialization Sublicensee” means any Third Party to which EOS or its Affiliate sublicenses its rights under Section 2.1(a) for Commercialization of the Product by such Third Party in one or more of the countries in the Licensed Territory and that agrees to provide Sublicense Revenue to EOS or its Affiliate (or their designee).

1.15 “Commercially Reasonable Efforts” means, with respect to a Party’s obligation under this Agreement, efforts and resources normally used by a similarly situated company in the pharmaceutical industry for a product owned by or licensed to it, and activities related to the development and commercialization of such product, which is of similar commercial potential at a similar stage in its development or product lifecycle, taking into account various issues, such as its safety and efficacy, product profile, cost to develop, the time required to complete development, the competitiveness of the marketplace, the company’s patent position with respect to such product, the third-party patent landscape relevant to the product, the regulatory structure involved, the likelihood of regulatory approval, the anticipated or actual profitability of the applicable product, and all other relevant factors, all as measured by the facts and circumstances at the time such efforts are due.

1.16 “Competing Product” means ***.

1.17 “Competitive Sales” has the meaning set forth in Section 15.4.

1.18 “Compound” means a pharmaceutical composition, in any dosage form or form of administration, that contains Advenchen’s small molecule protein tyrosine kinase inhibitor designated as AL3810 and its pharmaceutically acceptable salts as described on Exhibit D.

3.

1.19 “Confidential Information” means, with respect to a Party, all non-public Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. All non-public Information disclosed by either Party pursuant to the Confidentiality Disclosure Agreement between the Parties dated November 27, 2007, or the Term Sheet last signed on February 25, 2008, shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.20 “Control” means, with respect to any material, Know-How, or intellectual property right, that a Party or its Affiliates (as applicable) (a) owns or (b) has a license to such material, Know-how, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.21 “Designated Executive” means a senior executive of a Party designated in writing by such Party.

1.22 “Detail” means a face-to-face or electronic presentation and any associated in-service training regarding the features of the Product by a Party’s sales representative to one or several medical professional(s) having prescribing authority in the Field or the Expanded Field (as applicable), including pharmacists, as well as to other individuals or entities that have significant impact or influence on prescribing decisions in the Field or the Expanded Field (as applicable).

1.23 “Develop” or “Development” means all research and development activities relating to preparing and conducting and documenting Non-Clinical Studies, human clinical studies, CMC development and regulatory activities (e.g., regulatory applications) with respect to the Product.

1.24 “Development Documentation” means all Development Information for the Product, including any documentation having test data for the Product (including pharmacological, biological, chemical, biochemical, clinical study data and data resulting from Non-Clinical Studies), Regulatory Materials, CMC information, stability data, and other manufacturing or study data for the Product.

1.25 “Distribution,” with a correlative meaning for “Distribute” and “Distributing,” means the materials, packaging activities, processes, procedures specifically designed and necessary for warehousing, transferring and handling Product from any applicable manufacturing facility, up to and including the physicians’ office,

1.26 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.27 “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.28 “EMEA” means the European Medicine Evaluation Agency, or any successor entity thereto.

4.

1.29 “EOS Improvements” means any improvement, modification, derivative, analogue, mutation, alteration, enhancement, new version, translation, adaptation or addition, in or to the Advenchen Technology made by or for EOS under this Agreement, or any part or aspect thereof.

1.30 “EOS Indemnitees” has the meaning set forth in Section 12.1.

1.31 “EOS Know-How” means all Know-How (a) to the extent related to the Product in the Field that arises from EOS’s activities under this Agreement and is necessary for the Development, Manufacture or Commercialization of such Products in the Field, or (b) that EOS Controls during the Term that EOS incorporates in Products and that is necessary for the Development, Manufacture or Commercialization of such Products in the Field. For clarity, EOS Know-How in each case (a) and (b) excludes any Know-How that is not specific to such Products in the Field but generally applicable to EOS’s activities outside of this Agreement.

1.32 “EOS Patent” means any Patent Controlled by EOS during the Term that EOS employs in the Development, Manufacture or Commercialization of Products in the Field and is necessary for such Development, Manufacture of Commercialization, as well as any patent issuing from an application claiming priority thereto or otherwise continuing therefrom.

1.33 “EOS Technology” means the EOS Patents and EOS Know-How.

1.34 “Expanded Field” means any and all human or animal therapeutic (including prevention and treatment) or diagnostic applications other than those in the Field.

1.35 “Expanded Field Assets” means the Advenchen Technology in the Expanded Field.

1.36 “Extraterritorial Studies” means all Non-Clinical Studies and clinical studies conducted in the People’s Republic of China (PRC) by or for Advenchen, whether conducted prior to or following Regulatory Approval of the Product, including: Phase 1, 2, 3 or 4 Clinical Studies or pivotal studies (including studies for additional indications or label expansion); investigator-sponsored trials, safety or surveillance studies; pharmacoeconomic studies; pharmacoepidemiology studies; reimbursement studies; and other studies.

1.37 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.38 “FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

1.39 “Field” means oncology (including the prevention, diagnosis, and treatment of tumors), and hemathological malignancies, myelodisplasia and myeloproliferative disorders and the prevention, diagnosis, and treatment of the same.

1.40 “First Commercial Sale” means the first sale to a Third Party of a Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.

5.

1.41 “Good Manufacturing Practices,” “cGMP” or “GMP” means the then-current good manufacturing practices as required by the Regulatory Authority in the Licensed Territory for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions in the Licensed Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH and other applicable regulations.

1.42 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.43 “IND” means (a) an Investigational New Drug application as defined in the FD&C Act and applicable regulations promulgated hereunder by the FDA, or (b) the equivalent application to the equivalent Governmental Authority in any other regulatory jurisdiction outside the U.S., the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.44 “Indemnified Party” has the meaning set forth in Section 12.3.

1.45 “Indemnifying Party” has the meaning set forth in Section 12.3.

1.46 “Information” means any data, results, technology, business and financial information and information of any type whatsoever, in any tangible or intangible form, including, without limitation, specifications, software, marketing reports, test data (including pharmacological, biological, chemical, biochemical, clinical study data and data resulting from Non-Clinical Studies), CMC information, stability data, and other study data.

1.47 “Initiation” of a clinical trial shall mean the dosing of the first patient in such trial.

1.48 “Know-How” means all technical Information and know-how, including inventions, discoveries, trade secrets, instructions, processes, formulae, materials, expertise and other technology applicable to formulations, compositions, products or their Manufacture, Development, registration, use or Commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, Regulatory Materials and copies thereof, relevant to the Development, Manufacture, use or Commercialization of and/or which may be useful in studying, testing, Development, production or formulation of products, or intermediates for the synthesis thereof.

1.49 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

6.

1.50 “Licensed Territory” means worldwide excluding the People’s Republic of China.

1.51 “Manufacture” with a correlative meaning for “Manufacturing,” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including manufacturing Product in finished form for Development, manufacturing finished Product for Commercialization, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, all stability studies including those for registration, the development and validation of testing methods used for, but not limited to, release test, stability test and every testing method for commercial use, preparation of the documents of any “Manufacture” related reports in “common technical document” form described in International Conference of Harmonization of Technical Requirements of Registration of Pharmaceuticals for Human Use (ICH), and documents necessary for clinical and market authorization development including but not limited to development history reports for drug substance and drug product, comparability studies and reports, in the Licensed Territory and regulatory activities related to any of the foregoing.

1.52 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market the Product (but excluding pricing approval) in any particular jurisdiction.

1.53 “MHLW” means the Ministry of Health, Labor and Welfare of Japan, or any successor entity.

1.54 “Net Sales” means, with respect to a particular time period, the total amounts invoiced by EOS, its Affiliates and their respective sublicensees for sales of Products made during such time period to unaffiliated Third Parties, less the following deductions in each case to the extent reasonable and customary and actually allowed or incurred with respect to such sales:

(a) discounts, including cash and quantity discounts (including early payment discounts), charge-back payments, and rebates actually granted or administrative fees actually paid to: trade customers; patients (including those in the form of a coupon or voucher); managed health care entities; drug benefit managers; group purchasing organizations; federal, state, or local government (including those for governmental, regulatory or agency mandated rebate programs); the agencies, purchasers and reimbursers of managed health care entities; and drug benefit managers;

(b) credits or allowances actually granted upon prompt payment or claims, damaged goods, rejections or returns of such Product, including in connection with recalls;

(c) freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of Product, to the extent billed or recognized;

(d) taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Product, including, without limitation, value-added and sales taxes;

7.

(e) amounts actually paid to Third Party distributors solely in respect of the sale of Product;

(f) the actual amount of any write-offs for bad debt; provided that an amount subsequently recovered and identified with the invoice for which the amount had been written off will be thereafter treated as Net Sales. EOS will use Commercially Reasonable Efforts to minimize bad debts; and

(g) any other specifically identifiable amounts included in gross amounts invoiced for Products, to the extent such amounts are customary exclusions from net sales calculations in the pharmaceutical or biotechnology industries in the applicable country or countries in the Licensed Territory for reasons substantially equivalent to those listed above and are reasonable in amount relative to similar deductions taken by EOS or its applicable sublicensee in calculating net sales of their other products.

Notwithstanding the foregoing, amounts invoiced by EOS, its Affiliates, or their sublicensees for the sale of Product among EOS, its Affiliates or their respective sublicensees for resale shall not be included in the computation of Net Sales hereunder and such amounts shall be accounted for only once. For purposes of determining Net Sales, a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for Non-Clinical Studies, clinical or regulatory purposes. Net Sales shall be accounted for in accordance with standard EOS practices for operation by EOS, its Affiliates or sublicensees, as practiced in the relevant country in the Licensed Territory, but in any event in accordance with generally accepted accounting principles, consistently applied in such country in the Licensed Territory. Product sales are recognized when persuasive evidence of an arrangement with a Third Party at a fixed or determinable price exists, title and risk of loss has passed to the Third Party (generally upon receipt by the Third Party, and collectability of amounts billed is reasonably assured). Provisions for discounts, rebates, chargebacks, and estimated returns shall be recorded at the time of sale.

In the event the Product is sold in a finished dosage form containing the Compound or an Additional Product in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Product, for the purposes of this Agreement, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement shall not be unreasonably withheld.

1.55 “Non-Clinical Studies” means in vivo animal or in vitro pharmacology, pharmacokinetic, or toxicology testing.

1.56 “Patents” means (a) pending patent applications (and patents issuing therefrom), issued patents, utility models and designs; and (b) reissues, substitutions, confirmations,

8.

registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs, in each case being enforceable within the applicable territory.

1.57 “Phase 1 Clinical Trial” means a clinical trial of a pharmaceutical product on healthy subjects or patients with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product.

1.58 “Phase 2 Clinical Trial” means a clinical trial of a pharmaceutical product on patients, including possibly pharmacokinetic studies, the principal purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain sufficient information about such product’s efficacy to permit the design of Phase 3 Clinical Trial.

1.59 “Phase 3 Clinical Trial” means a clinical trial on sufficient numbers of patients, which trial(s) are designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support approval of an application to a Regulatory Authority for the commercial marketing of such drug.

1.60 “Phase 4 Clinical Trial” means a clinical trial of a pharmaceutical product conducted after Regulatory Approval of the product has been obtained from an appropriate Regulatory Authority, which trial is (a) conducted voluntarily by a Party to enhance marketing or scientific knowledge of such product (e.g., for expansion of product labeling or dose optimization), or (b) conducted as a condition for sale or post-approval commitment to or requirement of a Regulatory Authority. For clarity, a human clinical trial conducted to support a new Regulatory Approval for a new indication of a product shall not be considered a Phase 4 Clinical Trial.

1.61 “Product” means (a) the Compound or (b) any Additional Product, whether administered as a single pharmaceutical product or co-administered together with one or more other biologic or pharmaceutically active products or agents.

1.62 “Product Infringement” has the meaning set forth in Section 10.3(b).

1.63 “Regulatory Approval” means all approvals necessary, including price approval, for the commercial sale of the Product for the Field or Expanded Field (as applicable) in a given country or regulatory jurisdiction.

1.64 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.65 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Product, in a country under the jurisdiction of such Government Agency in the Licensed Territory, other than a patent right, including, without limitation, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, or rights similar thereto outside the U.S.

9.

1.66 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Governmental Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize the Product in a particular country, territory or possession. Regulatory Materials include, without limitation, INDs and MAAs.

1.67 “ROFN Notice” has the meaning set forth in Section 15.1.

1.68 “ROFN Period” has the meaning set forth in Section 15.1.

1.69 “Royalty Term” means, with respect to a particular Product within a particular country in the Licensed Territory, the period of time beginning upon the First Commercial Sale of the Product in the country until the date of expiration of the last Valid Claim in such country that would be infringed by the sale of such Product in such country. Thereafter, no further royalties shall be due with respect to such Product in such country.

1.70 “Sublicense Revenue” means all cash payments, the fair market cash value of any equity consideration (less base amounts paid for such equity consideration), and forgivable loans (to the extent actually forgiven) received by or due to EOS or its Affiliates from a Third Party in consideration for the grant of a sublicense under the Advenchen Technology, including any upfront payments, license maintenance fees, milestone payments or the like, less any milestone payments previously made to Advenchen under Section 8.2 or 8.3. For avoidance of doubt, “Sublicense Revenue” will not include: (a) running royalties (including any amounts paid based upon sales of a Product); and (b) any payment received from a sublicensee that shall be paid back to said sublicensee by EOS in the future. It is also understood that “Sublicense Revenue” shall not include amounts received in connection with a merger, consolidation or sale of substantially all of the business or assets of EOS.

1.71 “Taxes” means taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of Products, including, without limitation, consumption taxes.

1.72 “Term” means the term of this Agreement, as determined in accordance with Article 14.

1.73 “Third Party” means any entity other than Advenchen or EOS or an Affiliate of either of them.

1.74 “Third Party Collaboration” means a license, purchase, research, collaboration, co-promotion, co-Development, co-marketing, co-Detailing or any similar arrangement with a Third Party.

1.75 “Third Party Royalties” has the meaning set forth in Section 8.4(b).

1.76 “Valid Claim” means (a) an issued claim of an issued Patent within the Advenchen Patents which has not been (i) held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can or

10.

has been taken; and (ii) admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (b) a pending claim of a pending Patent application within the Advenchen Patents which is being actively prosecuted in accordance with this Agreement and which has not been cancelled, abandoned or withdrawn from consideration, or finally determined to be unallowable by the applicable government agency of competent jurisdiction which no appeal can or has been taken. With respect to a Valid Claim of a pending patent application, the phrase to “infringe a Valid Claim” means to engage in an activity that would infringe (i.e., by either directly infringing, contributorily infringing, or inducing infringement of) such Valid Claim if it were contained in an issued patent.

ARTICLE 2

LICENSES AND EXCLUSIVITY

2.1 Licenses to EOS under Advenchen Technology.

(a) License Grant. Subject to the terms and conditions of this Agreement, Advenchen hereby grants, and shall cause each of its Affiliates to grant, EOS and its Affiliates an exclusive (even as to Advenchen and its Affiliates), royalty-bearing license, with the right to sublicense as provided below, under the Advenchen Technology, to Develop, Manufacture, use, make, have made, sell, offer for sale, have sold, Distribute, import and otherwise Commercialize the Product in the Field in the Licensed Territory.

(b) Sublicense Rights. EOS shall have the right to sublicense any of the rights set forth in Sections 2.1(a) and 2.4. Promptly after the execution of any sublicense agreement, EOS shall provide Advenchen with a copy of such agreement within thirty (30) days after execution of the agreement for the purpose of identifying the sublicensed territory, the sublicensee, the scope of rights and intellectual property rights granted and any relevant financial terms; provided, that any other information EOS reasonably deems to be confidential may be redacted. For clarity, any copies of such agreements provided by EOS hereunder shall be deemed and treated as EOS Confidential Information. EOS hereby covenants that it will include in all agreements granting sublicenses under the rights granted in Section 2.1(a) provisions consistent with the terms of this Agreement as applicable to a sublicensee.

2.2 Expiration of Royalty Term. With respect to each Product, on a country-by-country basis, upon the expiration of the Royalty Term applicable to such Product in a specific country, the rights and licenses granted to EOS under Section 2.1 shall become fully paid up, royalty-free, perpetual and irrevocable with regards to such Product in such country.

2.3 Non-Blocking Patent License to Advenchen. Subject to the terms and conditions of this Agreement, EOS hereby grants to Advenchen, under the EOS Patents owned by EOS, a personal, non-transferable (except pursuant to Section 17.5), non-exclusive, royalty-free license to use, make, and have made EOS Improvements in the Field solely for the purposes of Development of the Product outside of the Licensed Territory.

2.4 Non-Blocking Patent License to EOS. Subject to the terms and conditions of this Agreement, Advenchen hereby grants, and shall cause its Affiliates to grant, EOS and its

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Affiliates a non-exclusive, royalty-free license, with the right to sublicense as provided in Section 2.1(b), under the Additional Patent Rights for the purpose of exercising the rights under Section 2.1.

2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party.

2.6 Registration of License. Notwithstanding anything to the contrary in Article 13, EOS, at its expense, may register the licenses granted under this Agreement in any country of the Licensed Territory. Upon request by EOS, Advenchen agrees promptly to, and to cause each of its Affiliates to, execute any “short form” licenses consistent with the terms and conditions of this Agreement submitted to it by EOS reasonably necessary to effect the foregoing registration in such country.

2.7 No Inconsistent Grant of Rights. Advenchen agrees not to, and shall cause each of its Affiliates not to, grant any Third Party any rights inconsistent with the rights and licenses granted to EOS under this Agreement.

ARTICLE 3

DISCLOSURE OF KNOW-HOW AND TECHNOLOGY TRANSFER

3.1 Delivery of Information.

(a) Initial Delivery. Within thirty (30) days after the Effective Date, Advenchen shall deliver to EOS all of the items of Advenchen Know-How identified in Exhibit A-1 (including, in English, copies of all identified Development Documentation). Within sixty (60) days after the Effective Date, Advenchen shall deliver to EOS all of the items of Advenchen Know-How identified in Exhibit A-2 (including, in English, copies of all identified Development Documentation).

(b) Additional Disclosures of Information. In addition to the initial delivery of Advenchen Know-How set forth in Section 3.1(a), beginning on the Effective Date and thereafter on a continuing basis during the Term, Advenchen, without additional consideration, shall disclose to EOS all Advenchen Know-How that is not specifically identified in Exhibit A and previously delivered to EOS hereunder. Such disclosure shall include all Advenchen available Know-How pertaining to the Manufacture and Development of the Compound and/or Product, including manufacturing batch records, Development reports, analytical results, raw material and excipient sourcing information, quality audit findings and any other relevant technical information.

3.2 Delivery of Materials.

(a) Initial Delivery. Within thirty (30) days after the Effective Date, Advenchen shall also deliver to EOS all items of Advenchen Materials identified in Exhibit B (if any). Within thirty (30) days of receipt of the Advenchen Materials, Advenchen shall invoice EOS, and EOS shall pay Advenchen, a reimbursement payment for the Advenchen Materials delivered to EOS equal to Advenchen’s direct costs attributable to the purchase or production of such Advenchen Materials.

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(b) Limited Warranty. Advenchen warrants that any Product delivered by Advenchen to EOS hereunder will at the time of delivery be manufactured, tested and delivered in accordance with any Laws applicable to the manufacture, use and delivery of such Product for Development. Any lot of Product delivered by Advenchen which does not conform to the warranty provided in this Section and is found to be non-conforming (as confirmed by the analysis of a neutral third-party laboratory agreed upon by both Parties) within ninety (90) days of delivery will be replaced by Advenchen at no further charge, or, at EOS’s option, the cost thereof shall be repaid to EOS.

3.3 Additional Cooperation and Assistance. Advenchen will provide reasonable assistance to EOS or its designee in connection with understanding and using the Advenchen Technology for purposes consistent with this Agreement and the licenses and rights granted to EOS hereunder, including by providing information to assist EOS or its designee in developing formulations of the Product and its related activities. Without limiting the generality of the foregoing, Advenchen agrees to make its personnel and the personnel of its Affiliates reasonably available to answer questions regarding the Advenchen Technology (including Know-How relating to Manufacturing of the Product).

ARTICLE 4

DILIGENCE

4.1 Diligence. EOS shall use Commercially Reasonable Efforts to develop and commercialize at least one Product, directly or through its Affiliates, sublicensees and/or contractors; provided however, EOS will not be required to Commercialize the Product in every country in the Licensed Territory. Notwithstanding the foregoing sentence, EOS’s obligation to use such efforts shall not apply to the extent of any delay or failure by or on behalf of Advenchen (including Advenchen’s failure to supply Products in accordance with the terms of this Agreement or to timely transfer Advenchen Know-How or materials to EOS or its designee).

4.2 Reporting. EOS agrees to keep Advenchen reasonably informed as to its Development and Commercialization activities with respect to Products. Without limiting the foregoing, EOS shall provide Advenchen with written reports no less frequently than annually during the Term (commencing with the first anniversary of the Effective Date) summarizing EOS’s efforts to Develop and Commercialize Products hereunder. All reports, updates, and other information provided by EOS to Advenchen under this Agreement (including under this Section 4.2), shall be considered Confidential Information of EOS, subject to the terms of Article 13 hereof.

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ARTICLE 5

PRODUCT DEVELOPMENT AND REGULATORY MATTERS

5.1 Project Managers. Promptly following the Effective Date, each Party shall designate in writing an individual to facilitate communication and coordination of the Parties’ activities under this Agreement relating to Products.

5.2 Overview of Product Development. The Parties desire and intend to collaborate with respect to the Development of the Product in the Licensed Territory in the Field, as and to the extent set forth in this Agreement. For clarity, Advenchen acknowledges that EOS may contract with one or more Third Parties (including, but not limited to contract manufactures and Commercialization Sublicensees) to engage in any such Development efforts. The Development of the Product in the Field for the Licensed Territory shall be conducted in a manner consistent with the following principles: (a) seeking Regulatory Approval that includes the appropriate label for such Product in light of the clinical data, and (b) obtaining Regulatory Approval for such Product consistent with the preceding clause and in a timely manner.

5.3 Cooperation and Costs For Regulatory Matters in the Licensed Territory. Advenchen shall assist EOS, as EOS may reasonably request, in connection with the preparation and filing of all Regulatory Materials in the Licensed Territory as contemplated under this Agreement. Any costs and expenses incurred by Advenchen related to its assistance hereunder (including the preparation, maintenance, formatting and filing of the Regulatory Materials in the Field in the Licensed Territory) shall be borne solely by EOS.

ARTICLE 6

COMMERCIALIZATION

6.1 Overview of Commercialization in the Licensed Territory. As between the Parties, EOS will control all aspects of the Commercialization of the Product in the Field in the Licensed Territory, including, without limitation: (a) developing and executing a commercial launch and pre-launch plan; (b) marketing and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory and receivables; (e) publications; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures in all material respects to the applicable Laws relating to the marketing, detailing and promotion of the Products in the Field in the countries of the Licensed Territory. For clarity, Advenchen acknowledges that EOS may contract with one or more Third Parties (including, but not limited to contract manufactures and Commercialization Sublicensees) to engage in any of the foregoing aspects. Except as otherwise provided in this Agreement, as between the Parties, EOS shall bear all of the costs and expenses incurred in connection with all such Commercialization activities.

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6.2 Pricing; Reimbursement.

(a) As between the Parties, EOS shall have the sole right to determine all pricing of the Product in the Licensed Territory. Notwithstanding anything in this Agreement express or implied to the contrary, Advenchen shall not have any right to direct, control, or approve SOS’s pricing of Products for the Licensed Territory. The provision to Advenchen of any pricing data in connection with the Commercialization Plan is for informational purposes only.

(b) As between the Parties, EOS shall have the sole right to determine the reimbursement strategy for the Product.

ARTICLE 7

ADVENCHEN DEVELOPMENT OUTSIDE OF THE LICENSED TERRITORY

7.1 Advenchen Reserved Rights. Subject to Section 7.6, notwithstanding the rights granted to EOS in Section 2.1, Advenchen reserves the rights under the Advenchen Technology to Develop, Manufacture, use, make, have made, sell, offer for sale, have sold, Distribute and otherwise Commercialize the Product solely outside of the Licensed Territory; provided however, Advenchen expressly covenants that it shall not exercise such rights in circumstances in which Advenchen knows or reasonably should know such Products will be distributed or sold inside the Licensed Territory. Advenchen represents and warrants that ***, as of the Effective Date, does not have ownership of or any rights to any intellectual property (including Patents) in the Licensed Territory relating to the Advenchen Technology that would otherwise be licensed to EOS and its Affiliates under this Agreement if it were Controlled by Advenchen. For each Third Party (including ***) receiving rights to Advenchen Technology outside of the Licensed Territory, Advenchen shall enter into valid written agreements with the Third Party requiring the Third Party to grant to Advenchen rights to intellectual property in the Licensed Territory that cover improvements to the Advenchen Technology made by or for such Third Party. Such agreements shall include terms sufficient to allow Advenchen to Control such intellectual property rights. In the event that Advenchen becomes aware of any such intellectual property rights, it shall promptly notify EOS. Advenchen shall take all steps necessary to fulfill and carry out the intent of the foregoing; provided however, that if Advenchen is unable to procure such rights after diligent efforts, Advenchen agrees to provide the right and opportunity for EOS to negotiate directly with such Third Party for such rights.

7.2 Product Development Outside of the Licensed Territory. As between the Parties, Advenchen shall be solely responsible and liable for any Development and/or Commercialization of the Product outside of the Licensed Territory. Without limiting the foregoing, as between the Parties, Advenchen shall be solely responsible, at its sole expense, for conducting any and all Extraterritorial Studies and for complying with any Laws applicable to any Extraterritorial Studies (including any Laws governing export or import of technical information or materials). Advenchen will communicate with EOS to provide certain updates regarding these Extraterritorial Studies. Additionally, prior to its submission or filing, Advenchen shall deliver to EOS in draft form a copy of any material Regulatory Materials to be filled by or for Advenchen with respect to the Product outside of the Licensed Territory. EOS will have the opportunity to review and provide comments thereon and Advenchen will reasonably take into account EOS’s comments.

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7.3 Adverse Event Reporting. Advenchen shall enter into valid written agreements with each Advenchen Affiliate or Third Party conducting Extraterritorial Studies which shall impose obligations on such Affiliate or Third Parties sufficient to allow Advenchen to meet its obligations under the following terms of Sections 7.3(a)-(c). Advenchen shall:

(a) provide to EOS in advance of initial or periodic submission to a Regulatory Authority (to the extent permissible under time constraints and reporting requirements) any and all adverse event reports from its Extraterritorial Studies in Advenchen’s possession or control;

(b) provide such adverse event reports in Advenchen’s possession or control to EOS contemporaneously with the provision of such reports to the applicable Regulatory Authority; and

(c) adhere to all requirements of applicable Laws that relate to the reporting and investigation of adverse events and keep EOS informed of such events.

7.4 Cross-Reference Rights. To the extent allowed under applicable Law, Advenchen shall grant or cause to be granted to EOS and its Affiliates or sublicensees cross-reference rights to any relevant drug master files and other filings submitted by Advenchen or its Affiliates with any Regulatory Authority in the Excluded Territory with respect to the Product without any additional consideration. However, such master files shall not be used for any regulatory filing or other similar use without Advenchen’s prior written approval (which shall not be unreasonably withheld or delayed).

7.5 Compliance. Advenchen agrees that it shall, and cause its Affiliates to, conduct its Extraterritorial Studies (a) in compliance with all applicable regulatory standards outside of the Licensed Territory; and (b) without employing or using any person that has been debarred under Section 306(a) or 306(b) of the FD&C Act.

7.6 Non-Competition. Advenchen shall not, anywhere in the Licensed Territory, market, promote, advertise, sell or offer to sell, or otherwise Commercialize (or license or collaborate with a Third Party to do any of the foregoing) a Competing Product. For the avoidance of doubt, for purposes of this Section 7.6, any act or activity undertaken, or failure to act, by an Affiliate of Advenchen, which, if committed by Advenchen would constitute a breach of this Section 7.6, shall constitute a breach by Advenchen.

ARTICLE 8

COMPENSATION

8.1 Upfront Fee. In partial consideration for the prior cost of developing the Product and EOS’s rights in and to the Advenchen Technology licensed hereunder, EOS shall pay to Advenchen a one-time up-front fee of $***, to be payable as follows: $*** of such fee shall be due within *** (***) days after the Effective Date, and the remaining $*** shall be due within *** (***) days after the Effective Date.

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8.2 Development Milestone Payments.

(a) Payment Terms. EOS or its applicable sublicensees shall make milestone payments to Advenchen based on achievement of certain milestone events for the Product as set forth in this Section 8.2, in partial consideration for the prior cost of developing the Product. EOS or its applicable sublicensees shall pay to Advenchen the amounts set forth below within thirty (30) days after receipt of Advenchen’s invoice following the achievement of the corresponding milestone event; provided however, that with respect to the payments due under Sections (v), (vii) and (viii) below, EOS or its applicable sublicensee shall not be obligated to make the payment until the procedure set forth in Section 8.2(b) is completed. Each milestone payment by EOS or its applicable sublicensees to Advenchen hereunder shall be payable only once, regardless of the number of times achieved by the Products, and shall not be cumulative. Within fourteen (14) days of the occurrence of each milestone event, EOS or its applicable sublicensee shall provide written notice thereof to Advenchen.

Milestone Event		Milestone Payment
(i)	Upon ***.	$*** USD
(ii)	Upon ***. For purposes of this milestone event,***.	$*** USD
(iii)	Upon ***.	$*** USD
(iv)	Upon ***.	$*** USD
(v)	Upon ***.	$*** USD (subject to Section 82(b))
(vi)	Upon ***.	$*** USD
(vii)	Upon ***.	$*** USD (subject to Section 8.2(b))
(viii)	Upon ***.	$*** USD (subject to Section 8.2(b))

(b) Adjustments to Approval Milestones. For each applicable Approval under Section 8.2(a)(v), (a)(vii) or (a)(viii), within thirty (30) days from the applicable approval, EOS shall provide an estimated projection, made in good faith, of the first year of Net Sales for the Product subject to the Approval. For purposes of this Section 8.2(b), “approval” means, with respect to the registration dossier submitted for the first indication for the Product, the receipt of: the “letter of acceptance for review” by the FDA, of the “review calendar” by the EMEA, or the “approval letter” by the MHLW. If Advenchen disputes, in good faith, the accuracy of the projected Net Sales submitted by EOS, the Parties agree to engage a reputable

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Third Party consultant to conduct a standard projection analysis to determine the estimated first year of Net Sales. If the final estimate for the applicable Product is lower than $***, then the applicable milestone payment shall be adjusted as follows: if the milestone under Section 8.2(a)(v) is applicable, then milestone shall be adjusted from $*** to $***; if the milestone under Section 8.2(a)(vii) is applicable, the milestone shall be adjusted from $*** to $***; and if the milestone under Section 8.2(a)(viii) is applicable, the milestone shall be adjusted from $*** to $***. In the event that any milestone is adjusted, the applicable amounts removed from the milestone payment obligations under Section 8.2(a) shall be moved to Section 8.3 in the following manner: (a) the first $*** subject to an adjustment will be transferred to Section 8.3(a), the next $*** subject to an adjustment will be transferred to Section 8.3(b); and the last $*** subject to an adjustment will be transferred to Section 8.3(c). Each transferred amount will be subject to a transfer fee of ***% per annum until fully paid under the applicable milestone payment under Section 8.3; provided that the total transfer fee shall not exceed an amount equal to ***% of the transferred amount.

8.3 Commercialization Milestone Payments. EOS or its applicable sublicensees shall make the following one-time, milestone payments to Advenchen. Each milestone payment by EOS or its applicable sublicensees to Advenchen hereunder shall be payable only once, regardless of the number of times achieved by the Products, and shall not be cumulative. EOS or its applicable sublicensees shall pay to Advenchen the amount of such payment within thirty (30) days after receipt by EOS of Advenchen’s invoice following the achievement of each of the following performance events.

Milestone Event	Milestone Payment
(a) Upon *** of $***,	$*** USD
(b) Upon *** of $***	$*** USD
(c) Upon *** of $***	$*** USD

8.4 Royalties.

(a) Royalty Rates for Licensed Territory. Subject to Section 8.4(b) below, and during the applicable Royalty Term, EOS shall pay to Advenchen a running royalty at the following incremental royalty rates, on aggregate, annual Net Sales of the Products in the Licensed Territory.

Net Sales in the Licensed Territory	Royalty Rate
For that portion of annual Net Sales less than or equal to $***	***%
For that portion of annual Net Sales greater than $*** but less than or equal to $***	***%
For that portion of annual Net Sales greater than $***	***%

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(b) Third Party Royalties. During the Term, if EOS determines, in good faith, that it is necessary to seek or exercise any license from any Third Party for intellectual property that is necessary or useful for the Development, Manufacture, storage, handling, use, promotion, sale, offer for sale, or importation of Products for sale in the Licensed Territory, EOS may credit up to *** percent (***%) of the amount of any royalties or other payments actually paid by EOS for such Third Party intellectual property (“Third Party Royalties”) against royalties payable to Advenchen under Section 8.4(a). EOS shall promptly notify Advenchen of such determination if it seeks to apply the credit. EOS may take such credit during any calendar quarter for which royalties are payable hereunder; provided, that in no event will such credit reduce the royalties payable to Advenchen for such calendar quarter by more than fifty percent (50%). Any share of such Third Party Royalties that remains uncredited due to the application of such floor maybe carried forward to subsequent calendar quarters.

8.5 Sublicense Revenue.

(a) Payment Rates. Subject to the terms of Section 8.5(b), in the event that EOS grants a sublicense to a Third Party under Section 2.1(b), EOS shall pay Advenchen a portion of any Sublicense Revenues received by EOS as set forth below:

(i) In the event that the applicable sublicense is executed on or before the date of initiation of Phase 1 Clinical Trial for the Product in the Field in the U.S., EOS shall pay Advenchen *** percent (***%) of the Sublicense Revenue received from the applicable sublicensee; or

(ii) In the event that the applicable sublicense is executed on or before the date of completion of the first Phase 2 Clinical Trial for the Product in the Field in the U.S., EOS shall pay Advenchen *** percent (***%) of the Sublicense Revenue received from the applicable sublicensee; or

(iii) In the event that the applicable sublicense is executed after the date of completion of the first Phase 2 Clinical Trial for the Product in the Field in the U.S., EOS shall pay Advenchen *** percent (***%) of the Sublicense Revenue received from the applicable sublicensee.

(iv) Subject to the terms of Section 9.1, for the avoidance of doubt, all payments to Advenchen under this Section 8.5(a) (if any) shall only become due and payable upon EOS’s actual receipt of the Sublicense Revenue from the applicable sublicensee.

(b) Removal of Milestone Payments Or Sublicense Revenue Payments. Notwithstanding the provisions of Sections 8.2, 8.3 and 8.5(a), upon the execution date of an agreement between EOS and a Commercialization Sublicensee, at the option of Advenchen, the amount applicable under Section 8.5(a) above (when it is greater than Section 8.2 or 8.3 of this Agreement) shall entirely replace all the milestone payments to be made by EOS to Advenchen per Sections 8.2 and 8.3 which have not yet become due at the date of signatures of the agreement between EOS and said sublicense and EOS shall only be required to pay to Advenchen the applicable percentage of the Sublicense Revenue in accordance with

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Section 8.5(a). Accordingly, upon such election of Advenchen, (i) EOS shall have no obligation to provide any additional payments to Advenchen under Section 8.2 or 8.3 of this Agreement and all of the terms under Sections 8.2 and 8.3 shall have no further force or effect, and (ii) Advenchen, on its behalf and on behalf of each of its Affiliates, will expressly waive any and all rights to receive any milestone that may become due under Sections 8.2 and 8.3 after the date of such agreement instead receive the corresponding percentage sublicense revenue under Section 8.5(a) from EOS. In order for Advenchen to effectively exercise its option under this Section 8.5(b), Advenchen must provide written notice to EOS of its decision to exercise within *** (***) days of Advenchen’s receipt of notice from EOS regarding the execution of the applicable sublicense agreement. In the event that Advenchen fails to exercise its notice in a timely fashion, the above terms with respect to the removal of milestones shall automatically become effective. For clarity, this Section 8.5(b) only applies when the Sublicense Revenues of Section 8.5(a) is greater than the Milestone Payments in Section 8.2 or 8.3 of this Agreement. In the event that EOS enters into an agreement with a Commercialization Sublicensee and the amount to be payable under Section 8.5(a)(i) or 8.5(a)(ii) (as applicable) is less than all of then-unpaid milestone payments under Sections 8.2 and 8.3, then EOS or its applicable sublicensees must continue to make the payments under the terms of Sections 8.2 and 8.3 of this Agreement, but EOS or its applicable sublicensees shall have no obligations to provide any payments to Advenchen (or its Affiliates) under Section 8.5(a) of this Agreement, which shall have no further force or effect.

8.6 EOS Option Upon Change of Control. Upon a Change of Control of EOS, EOS (or its applicable successor or acquirer) shall have the option to pay to Advenchen a one-time fee of *** dollars ($***) in lieu of any fees that are then due and payable to Advenchen under the terms of Sections 8.2, 8.3 and 8.5(a). Upon payment of such one-time fee, Advenchen and its Affiliates shall be deemed to have expressly waived their rights to receive any additional payments under Sections 8.2, 8.3 and 8.5(a), the terms of Sections 8.2, 8.3 and 8.5(a) shall have no further force or effect, and EOS and its applicable sublicensees shall have no further payment obligations under Sections 8.2, 8.3 and 8.5(a) on a forward-going basis. However, for clarity, the foregoing shall not discharge any other of EOS’s payment obligations under this Agreement, including but not limited to, the payment of royalties under Section 8.4.

8.7 No Projections. Advenchen and EOS acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product, and that the milestones and Net Sales levels set forth in Sections 8.2 and 8.3 or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the milestone payments and royalty obligations to Advenchen in the event such milestones and/or Net Sales levels are achieved. NEITHER ADVENCHEN NOR EOS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

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ARTICLE 9

PAYMENTS

9.1 Royalty Reports and Payment. Within thirty (30) business days following the end of each calendar quarter during the Term, EOS or its applicable sublicensees shall provide Advenchen with a report containing the following information for the applicable calendar quarter: (a) the amount of gross sales of Product in the Licensed Territory, an itemized calculation of Net Sales in the Licensed Territory showing deductions, to the extent practicable, provided for in the definition of “Net Sales,” a calculation of the royalty payment due on such sales, an accounting of the number of units and prices for Product sold, the exchange rate for each country in which Product was sold, the application of the reductions, if any, made in accordance with the terms of Section 8.4(b); (b) the Sublicensing Revenue paid to EOS during the applicable calendar quarter and calculations of deductions or adjustments, to the extent practicable, provided for in the definition of “Sublicensing Revenue”; and (c) any other information reasonably required for the purpose of calculating royalties and other amounts due under this Agreement. Within ten (10) business days following its receipt of such report, Advenchen shall review and record such information as it determines necessary under its internal financial reporting procedures. Within sixty (60) business days following the end of each calendar quarter, EOS shall provide Advenchen with a report containing the information described above in respect of such calendar quarter for Advenchen’s review and confirmation within two (2) business days from receipt. In the event that either party determines that the calculation of Net Sales or Sublicensing Revenue for a calendar quarter deviates from the amounts previously reported to Advenchen for any reason (such as, on account of additional amounts collected or Product returns), EOS and Advenchen shall reasonably cooperate to reconcile any such deviations to the extent necessary under applicable legal or financial reporting requirements. Within twenty (20) business days following Advenchen’s written confirmation of the applicable quarterly report, EOS shall pay all amounts due to Advenchen hereunder.

9.2 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars owed to a Party under this Agreement shall be the monthly average exchange rate between each currency of origin and U.S. Dollars as reported by Bloomberg or an equivalent resource as agreed by the Parties.

9.3 Payment Method; Late Payments. All payments due to Advenchen hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by Advenchen. If Advenchen does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Advenchen until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by applicable Law, whichever is lower.

9.4 Records; Audits. EOS will maintain complete and accurate records in sufficient detail to permit Advenchen to confirm the accuracy of the calculation of royalty and other payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination at the expense of Advenchen, and not more often than once

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each calendar year, by an independent certified public accountant selected by Advenchen and reasonably acceptable to EOS, for the sole purpose of verifying the accuracy of the financial reports furnished by EOS pursuant to this Agreement. Any such auditor shall not disclose EOS’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by EOS or the amount of payments due by EOS under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 9.3) from the original due date. Any amounts shown to have been overpaid shall be refunded within thirty (30) days from the accountant’s report. Advenchen shall bear the full cost of such audit unless such audit discloses an underpayment by EOS of more than five percent (5%) of the amount due, in which case EOS shall bear the full cost of such audit.

9.5 Taxes.

(a) Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to appropriately calculate, to the extent feasible and legal, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use all Commercially Reasonable Efforts to cooperate and coordinate with each other to achieve such objective.

(b) Payment of Tax. A Party receiving a payment pursuant to this Article 9 shall pay any and all taxes levied on such payment. If applicable Laws require that taxes be deducted and withheld from a payment made pursuant to this Article 9, the remitting Party shall (i) deduct those taxes from the payment; (ii) pay the taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of payment to the other Party within sixty (60) days following that payment.

(c) Tax Residence Certificate. A Party (including any entity to which this Agreement may be assigned, as permitted under Section 17.5) receiving a payment pursuant to this Article 9 shall provide the remitting Party appropriate certification from relevant revenue authorities that such Party is a tax resident of that jurisdiction, if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

(d) Assessment. Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by applicable Law. The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.

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ARTICLE 10

INTELLECTUAL PROPERTY MATTERS

10.1 Prosecution of Patents.

(a) Advenchen Patents. The Advenchen Patents in existence as of the Effective Date are listed in Exhibit C hereto. The Parties shall update such Exhibit as appropriate (and at least once per calendar quarter) to add to Exhibit C each Patent filed after the Effective Date by Advenchen or its Affiliates (or by EOS on Advenchen’s behalf) which would constitute an Advenchen Patent hereunder. Except as otherwise provided in this Section 10.1(a), as between the Parties, EOS shall have the sole right and authority to prepare, file, prosecute and maintain the Advenchen Patents on a worldwide basis except for outside of the Licensed Territory. Such Advenchen Patents shall be filed in the name of Advenchen, or under a company name or individual’s name as directed by Advenchen, and all rights thereto shall be in and remain in the name of Advenchen, or other company or individual as determined by Advenchen. EOS shall bear all costs of preparation, filing, prosecution and maintenance of Advenchen Patents in the Licensed Territory (except for those patent applications, as provided below, which EOS has elected not to file, prosecute or maintain, and instead Advenchen has filed and is prosecuting and maintaining). As used herein, “prosecution” of such Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings. Post-grant proceedings shall be governed by Section 10.6(b). EOS shall provide Advenchen reasonable opportunity to review and comment on such efforts regarding such Advenchen Patents in the Licensed Territory, including by providing Advenchen with a copy of material communications from any patent authority in the Licensed Territory regarding such Advenchen Patent, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. If EOS determines in its sole discretion to abandon or not maintain any Advenchen Patent(s) that is being prosecuted or maintained by EOS in the Licensed Territory, or to not file for rights in any particular country with respect to any Advenchen Patent(s), then EOS shall provide Advenchen with written notice of such determination within a period of time reasonably necessary to allow Advenchen to determine its interest in such Advenchen Patent(s) (including foreign filings). In the event Advenchen provides written notice expressing its interest in obtaining such Advenchen Patent(s), EOS shall transfer to Advenchen the responsibility of filing, prosecuting and/or maintaining the applicable Advenchen Patent(s). Advenchen shall thereafter bear all costs of preparation, filing, prosecution and maintenance of such Advenchen Patent(s).

(b) Cooperation in Prosecution. Advenchen shall, and shall cause its Affiliates to, provide EOS all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 10.1, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, provided however, Advenchen’s assistance and cooperation shall be at no cost to Advenchen, and EOS shall reimburse Advenchen for all reasonable external costs (e.g., filing fees and attorney fees) associated with such assistance and cooperation. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Advenchen Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information and subject to the confidentiality provisions of Article 13.

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10.2 Patent Term Extensions in the Licensed Territory. The Parties agree to cooperate in an effort to avoid loss of any Patent rights which may otherwise be available to the Parties hereto under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the U.S., including by executing any documents as may be reasonably required. In particular, Advenchen agrees to cooperate with EOS, and to take any necessary actions, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country and region where applicable to the Advenchen Patents, including permitting EOS to proceed with applications for such in the name of Advenchen, if so required.

10.3 Infringement of Patents by Third Parties.

(a) Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Advenchen Patents of which it becomes aware, and shall provide all evidence in such Party’s possession demonstrating such infringement.

(b) Infringement of Advenchen Patents.

(i) If a Third Party infringes any Advenchen Patent in the Licensed Territory by making, using, importing, offering for sale or selling the Product or a competitive product (a “Product Infringement”), each Party shall share with the other Party all Information available to it regarding such alleged infringement. EOS shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement in the Licensed Territory, subject to Section 10.3(b)(ii) through 10.3(b)(v), below.

(ii) EOS shall have a period of ninety (90) days after the first notice under 10.3(a) to elect to enforce such Advenchen Patent against such Product Infringement. In the event EOS does not so elect, EOS shall so notify Advenchen in writing, and Advenchen shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Patent against such Third Party perpetrating such Product Infringement in the Licensed Territory at its own cost and expense. If one Party elects to bring suit or take action against the Product Infringement, then the other Party shall have the right, prior to commencement of the trial, suit or action, to join any such suit or action.

(iii) Each Party shall provide to the Party enforcing any such rights under this Section 10.3(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement including, without limitation, determination of litigation strategy, filing of important papers to the competent court, which shall not be unreasonably withheld or delayed.

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(iv) Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 10.3(b); provided, that in the event that the Parties are joined in suit or action against the Product Infringement and represented by the same outside counsel, then the Parties shall share equally in the external costs and expenses for such action.

(v) The Party not bringing an action with respect to Product Infringement in the Licensed Territory under this Section 10.3(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(c) Settlement. EOS shall not settle any claim, suit or action that it brought under this Section 10.3 involving Advenchen Patents without the prior written consent of Advenchen, which consent shall not be unreasonably withheld or delayed.

(d) Allocation of Proceeds. If either Party recovers monetary damages from any Third Party in a suit or action brought under Sections 10.3(b) or 10.6(b), such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be split as follows: (i) if such suit or action is initiated or defended by EOS, such amounts shall be retained by EOS and treated as Net Sales for purposes of the royalties due to Advenchen under this Agreement, or (ii) if such suit or action was initiated or defended by Advenchen, such amounts shall be allocated ***% to Advenchen and ***% to EOS.

10.4 Infringement of Third Party Rights in the Licensed Territory. If any Product used or sold by either Party, its Affiliates, licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Licensed Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties may agree on and enter into an “identity of interest agreement” wherein such Parties would agree to their shared, mutual interest in the outcome of such potential dispute.

10.5 Patent Marking. EOS (or its Affiliate, sublicensee or distributor) shall mark Products marketed and sold by EOS (or its Affiliate, sublicensee or distributor) hereunder with appropriate patent numbers or indicia at Advenchen’s reasonable request; provided, however, that EOS shall only be required to so mark such Products to the extent such markings or such notices would impact recoveries of damages or equitable remedies available under applicable law with respect to infringements of patents in the Licensed Territory.

10.6 Patent Oppositions and Other Proceedings.

(a) Third-Party Patent Rights. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party and having one or more claims that covers the Product, or the use, sale, offer for sale or importation of the Product, such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action. EOS shall have the exclusive right, but not the obligation, to bring at its own expense and in its sole control such action in the Licensed Territory. If EOS does not

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bring such an action in the Licensed Territory, within *** (***) days of notification thereof pursuant to this Section 10.6(a) (or earlier, if required by the nature of the proceeding), then Advenchen shall have the right, but not the obligation, to bring, at Advenchen’s sole expense, such action. The Party not bringing an action under this Section 10.6(a) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action. Any awards or amounts received in bringing any such action shall be first allocated to reimburse the initiating Party’s expenses in such action, and any remaining amounts shall be retained by such Party.

(b) Parties’ Patent Rights. If any Advenchen Patent becomes the subject of any proceeding commenced by a Third Party within the Licensed Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 10.3, in which case the provisions of Section 10.3 shall govern), then the Party responsible for filing, preparing, prosecuting and maintaining such Patent as set forth in Section 10.1 hereof, shall control such defense at its own cost and expense. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under applicable Law, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third-Party action at its own expense. Any awards or amounts received in defending any such Third-Party action shall be allocated between the Parties as provided in Section 10.3(d).

10.7 Patent Validity Challenges. EOS, and any sublicensees, shall not file any lawsuits, oppositions, or other proceedings calling into question or attacking the validity of any Advenchen Patents.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a) Corporate Existence and Power. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

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(c) No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

(d) No Debarment. In the course of the development of Products, each Party shall not use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the Best Knowledge of such Party, is the subject of debarment proceedings by a Regulatory Authority.

11.2 Additional Representations and Warranties of Advenchen. Advenchen represents and warrants, on its behalf and on behalf of each of its Affiliates, to EOS as follows:

(a) Advenchen Patents. Exhibit C sets forth a complete and accurate list of all Advenchen Patents in existence as of the Effective Date. Advenchen is the sole and exclusive owner of all of the Advenchen Patents and is listed in the records of the appropriate United States and/or foreign governmental agencies as the sole and exclusive owner of record for each registration, grant and application included in the Advenchen Patents.

(b) Advenchen Know-How. To Advenchen’s Best Knowledge, Advenchen is the sole and exclusive owner of all of the Advenchen Know-How. Advenchen has the right to use and disclose and to enable EOS to use and disclose (in each case under appropriate conditions of confidentiality) the Advenchen Know-How. Advenchen has taken all reasonable precautions to preserve the confidentiality of the Advenchen Know-How, and has not disclosed to any Third Party any Advenchen Know-How that is or was confidential.

(c) No Out-Bound Agreements. Advenchen has not granted any Third Party (including any academic organization or agency), or any Affiliate of Advenchen, any rights to the Product (except for non-exclusive rights outside of the Licensed Territory).

(d) Proper Assignment of Rights. Advenchen has obtained from all individuals who participated in any respect in the invention or authorship of any Advenchen Technology effective assignments of all ownership rights of such individuals in such Advenchen Technology, either pursuant to written agreement or by operation of law.

(e) Sufficiency of Advenchen Technology. As of the Effective Date, to Advenchen’s Best Knowledge, the Advenchen Technology constitutes all intellectual property necessary for, and no Third Party Know-How (including Third Party materials) is needed to, Develop, Manufacture, use, make, have made, sell, offer for sale, have sold, Distribute, import and otherwise Commercialize the Product in the Field in the Licensed Territory.

(f) Non-Infringement of Advenchen Technology by Third Parties. As of the Effective Date, to Advenchen’s Best Knowledge, there are no ongoing activities by Third Parties that would constitute infringement or misappropriation of the Advenchen Technology within the Licensed Territory.

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(g) Non-Infringement of Third Party Rights. As of the Effective Date, to Advenchen’s Best Knowledge, none of the manufacture, use or the sale of the Compound in the Licensed Territory infringes any claim of an existing Patent owned by a Third Party or infringes or misappropriates any other Third Party intellectual property.

(h) Non-Claims of Third Party Rights. As of the Effective Date, Advenchen has not received any verbal or written claim or demand of any person or entity that the manufacture, use, or sale of the Compound in the Licensed Territory infringes a Third Party Patent or infringes or misappropriates any other Third Party intellectual property.

(i) Advenchen Patents Not Invalid or Unenforceable. To Advenchen’s Best Knowledge, the Advenchen Patents are valid and enforceable. Advenchen has not taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Advenchen Patents. As of the Effective Date, the Advenchen Patents exist, and Advenchen has not received any written notice from a Government Authority that the Advenchen Patents are invalid or unenforceable, in whole or in part.

(j) No Encumbrances. As of the Effective Date, all Patents and all Know-How owned by Advenchen or licensed from a Third Party that are necessary or useful to Develop, Commercialize and Distribute Compound in the Field and the Expanded Field in the Licensed Territory are free and clear of any encumbrance, lien, or claim of ownership or license by any Third Party.

(k) Disclosure. Prior to the Effective Date, Advenchen made available to EOS, or provided EOS with, copies of all information with respect to the Compound as requested by EOS in writing. In addition, as of the Effective Date Advenchen has disclosed to EOS any material information known to Advenchen as of such date with respect to (i) the safety of the Compound, (ii) the efficacy of such Compound, (iii) any then existing circumstance which would be reasonably likely to prohibit or prevent the Development, Manufacturing and/or Commercialization of the Compound in the Licensed Territory.

(l) Non-Action or Claim. As of the Effective Date, to Advenchen’s Best Knowledge, there are no actual, pending, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations involving the Compound and/or the Advenchen Technology relating to the Compound by or against Advenchen or any of its Affiliates in or before any court, governmental or regulatory authority. In particular, as of the Effective Date, to its Best Knowledge, there is no pending or threatened product liability actions involving the Compound. As of the Effective Date, to Advenchen’s Best Knowledge, there are no claims, judgments or settlements against or owed by Advenchen relating to the Advenchen Technology or the Compound.

(m) Development Documentation and Studies. As of the Effective Date, all inventions included or described in the Advenchen Patents were conceived and reduced to practice by Advenchen in the United States. All studies conducted with respect to the Compound, including such studies from which the Development Documentation in Exhibit A are derived, have been conducted by Advenchen substantially in accordance with applicable Laws

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by persons with appropriate education, knowledge and experience. As of the Effective Date, Advenchen has not been debarred and is not subject to debarment, in each case pursuant to Section 306 of the FD&C Act or any similar law or regulation in any jurisdiction outside the U.S.

11.3 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by Advenchen. Advenchen shall defend, indemnify, and hold EOS and EOS’s officers, directors, employees, and agents (the “EOS Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the Development, Manufacture, storage, handling, Distribution, use, promotion, sale, offer for sale, and importation of Products by Advenchen or its Affiliates, or its or their sublicensees (other than EOS), or distributors (other than EOS), or (b) the breach of any representation, warranty or covenant of Advenchen or its Affiliates in this Agreement, or (c) the breach of any representations or warranties made under Sections 11.2(b) and 11.2(g) notwithstanding that Advenchen was unaware of the underlying facts that serve as a basis for breach; or (d) the willful misconduct or negligent acts of Advenchen, its Affiliates, or the officers, directors, employees, or agents of Advenchen or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the EOS Indemnitees fail to comply with the indemnification procedures set forth in Section 12.3 and Advenchen’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity for which EOS is obligated to indemnify the Advenchen Indemnitees under Section 12.2.

12.2 Indemnification by EOS. EOS shall defend, indemnify, and hold Advenchen and Advenchen’s officers, directors, employees, and agents (the “Advenchen Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the Development, Manufacture, storage, handling, Distribution, use, promotion, sale, offer for sale, and importation of Products by EOS or its Affiliates, or its or their sublicensees, or distributors, or (b) the breach of any representation, warranty or covenant of EOS or its Affiliates set forth in this Agreement, or (c) the willful misconduct or negligent acts of EOS or its Affiliates, or the officers, directors, employees, or agents of EOS or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Advenchen Indemnitees fail to comply with the indemnification procedures set forth in Section 12.3 and EOS’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity for which Advenchen is obligated to indemnify the EOS Indemnitees under Section 12.1.

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12.3 Indemnification Procedures. The Party claiming indemnity under this Article 12 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) in a reasonably timely manner after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the claim with counsel of its choice. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the claim in good faith, the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 12.

12.4 Limitations of Liability.

(a) Limitation of Liability for Certain Breaches By Advenchen. SOLELY WITH RESPECT TO A BREACH OF SECTION 12.1(C) ABOVE, ADVENCHEN WILL NOT BE LIABLE UNDER THIS AGREEMENT TO EOS FOR ANY AMOUNTS IN EXCESS OF AN AMOUNT EQUAL TO THE AGGREGATE AMOUNTS ACTUALLY PAID BY EOS TO ADVENCHEN HEREUNDER AS OF THE DATE EOS PROVIDES WRITTEN NOTICE TO ADVENCHEN OF A CLAIM FOR LIABILITY UNDER SECTION 12.1(C); PROVIDED THAT ADVENCHEN SHALL ONLY BE OBLIGATED TO INITIALLY PAY *** PERCENT (***%) OF THE AMOUNT SET FORTH IN THE CLAIM SUBMITTED BY EOS PURSUANT TO SECTION 12.3, WITH THE REMAINDER OF THE AMOUNT SUBJECT TO A CREDIT GRANTED TO EOS AGAINST ANY PAYMENTS DUE TO ADVENCHEN UNDER THIS AGREEMENT SUBSEQUENT TO THE DATE OF WRITTEN NOTICE. FOR AVOIDANCE OF DOUBT, THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO ANY OTHER CLAIMS UNDER THIS SECTION 12 (INCLUDING SECTION 12.1(B)) OR OTHERWISE.

(b) General Limitations. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.4(B) IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 13.

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12.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 13

CONFIDENTIALITY

13.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties during a period that is the longer of (i) the Term, or (ii) *** (***) years from the Effective Date, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure; or

(e) was independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

13.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a) prosecuting or defending litigation;

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(b) complying with applicable Laws;

(c) regulatory filings with the Securities and Exchange Commission or other relevant exchange on which such Party is listed;

(d) filings with Regulatory Authorities for Regulatory Approval;

(e) disclosure to its employees, agents, consultants, and any bona fide Third Party potential (sub)-licensees (including potential Third Party contract manufacturers and other licensees or collaborators) only on a need-to-know basis and solely as necessary in connection with the performance of or as otherwise contemplated by this Agreement, provided that in each case the recipient of such Confidential Information must agree to be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 13 prior to any such disclosure; and

(f) disclosure of the material terms of this Agreement to any bona fide potential investor, investment banker, acquiror, merger partner, licensees, sublicensees or other potential or actual financial or commercial partner; provided that in connection with such disclosure, the disclosing Party shall use all reasonable efforts to inform each recipient of the confidential nature of such Confidential Information and cause each recipient of such Confidential Information to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clause (a) through (d) of this Section 13.2, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use diligent efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Each Party will be responsible for any acts or omissions of any Third Party to which such Party discloses Confidential Information in accordance with this Section 13.2.

13.3 Publicity. Neither Party shall issue any press release or other publicity materials, or make any public presentation with respect to the terms or conditions of, this Agreement or the programs or efforts being conducted by the other Party hereunder, in each case without the prior written consent of the other Party. This restriction shall not apply to any future disclosures required by law or regulation, including as may be required in connection with any filings made with, or by the requirements of the securities exchange on which such Party’s securities are traded; provided, that the disclosing Party (i) use all reasonable efforts to inform the other Party at least three (3) business days prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction), and (ii) whenever possible, request confidential treatment of such information. In addition, where required by Law of the applicable securities exchange upon which a Party may be listed, such Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals in the Licensed Territory as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the

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relevant milestone has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 13.3.

13.4 Publications.

(a) Any proposed written publications (including slide presentations at industry events) relating to a Product in the custody or control of Advenchen shall require the written consent of EOS prior to their release; provided, that the foregoing shall not apply to information which is not of a scientific or technical nature and which is in the public domain or any public disclosures required by law or governmental regulation or by the rules of any recognized stock exchange or quotation system.

(b) Notwithstanding any other provisions of this Agreement, each Party and/or any of their Affiliates shall have the right to disclose, publish and have published the existence of, and the results from, any clinical trials conducted under or related to the subject matter of this Agreement in accordance with its standard policies; provided, however, that such Party or the applicable Affiliate shall, wherever practicable, provide the other Party a reasonable opportunity to review in advance any such disclosure or publication and will reasonably consider any comments thereon provided by such other Party.

ARTICLE 14

TERM AND TERMINATION

14.1 Term. This Agreement shall (subject to Section 17.8) become effective on the Effective Date and, unless earlier terminated pursuant to this Article 14, shall remain in effect, on a Product-by-Product basis and on a country-by-country basis, until the expiration of the Royalty Term of such Product in such country.

14.2 Early Termination.

(a) Unilateral Termination by EOS Prior to ***. Prior to *** in the Licensed Territory, EOS shall have the right to terminate this Agreement, for any or no reason upon *** (***) days’ written notice, either (i) in its entirety, or (ii) country by country.

(b) Unilateral Termination by EOS After ***. Effective only after ***, EOS shall have the right to terminate this Agreement, for any or no reason, upon *** (***) days’ written notice to Advenchen, either (i) in its entirety, or (ii) country by country; provided, that no termination under this Section 14.2(b) shall become effective prior to the *** of such *** in the relevant country(ies).

(c) Unilateral Termination by EOS for ***. Effective only after the ***, EOS shall have the right to terminate this Agreement in its entirety or country by country upon *** (***) days’ written notice to Advenchen, if EOS determines in good faith that *** of the Product under this Agreement in its entirety or country by country is and will not be ***;

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provided, that no such termination shall become effective prior to (i) the *** of the *** in any country in the Licensed Territory, or (ii) *** (***) months following the *** in any country in the Licensed Territory in the case where an applicable Law of any Governmental Authority results in a *** of the Product which is not likely to abate before the *** of the *** in any country in the Licensed Territory. The determination of *** and *** under this Section 14.2(c) shall be made on the basis of Commercially Reasonable Efforts and taking into account financial projections suitable to support *** of the Product on the terms set forth in this Agreement.

14.3 Termination for Breach. Advenchen shall have the right to terminate this Agreement upon written notice to EOS for material breach by EOS of its obligations under this Agreement if, after receiving written notice identifying such material breach, EOS fails to cure such material breach within ninety (90) days from the date of such notice (or within sixty (60) days’ notice in the event such breach is solely based upon EOS’s failure to pay any undisputed amounts due Advenchen hereunder). EOS shall have the right to terminate this Agreement upon written notice to Advenchen for material breach by Advenchen of its obligations under this Agreement if, after receiving written notice identifying such material breach, Advenchen fails to cure such breach within ninety (90) days from the date of such notice (or within sixty (60) days’ notice in the event such breach is solely based upon Advenchen’s failure to pay or credit any undisputed amounts due EOS hereunder).

14.4 Unilateral Termination by Advenchen for Failure to Develop. Prior to First Commercial Sale in the Licensed Territory, Advenchen shall have the right to terminate this Agreement upon written notice to EOS in the event that EOS fails to conduct any Development (as reasonably evidenced by written documentation) during a consecutive *** (***) month period, if, after receiving written notice identifying such failure, EOS is unable to demonstrate within thirty (30) days from the date of such notice, to Advenchen’s reasonable satisfaction, that it has in fact conducted Development during such period.

14.5 Termination for Safety. EOS shall have the right to terminate this Agreement with at least thirty (30) days written notice at any time (a) if senior executives responsible for EOS’s Pharmacoviligence and Clinical Science functions determine in good faith and in consideration of Commercially Reasonable Efforts that the risk/benefit profile of the Product is such that the Product cannot continue to be Developed or administered to patients safely (and not for commercial reasons), or (b) upon the occurrence of serious adverse events related to the use of Product that cause EOS to reasonably conclude that the continued use of Product by patients will result in patients being exposed to a product in which the risks outweigh the benefits. Upon any such termination, the Parties shall reasonably cooperate with each other in the wind-down and/or, if applicable, transition of all the activities from EOS to Advenchen, or such Third Party designated by Advenchen, and the provisions of Section 14.7(a) and (b) shall apply.

14.6 Continuing Rights of Commercialization Sublicensees. Upon any termination of any license rights granted to EOS under this Agreement, each sublicense previously granted by EOS or any of its Affiliates under such license rights to any Commercialization Sublicensee shall remain in effect and shall become a direct license or sublicense, as the case may be, of such rights by Advenchen to such Commercialization Sublicensee, subject to the Commercialization Sublicensee agreeing in writing to assume SOS’s terms, conditions and obligations to Advenchen under this Agreement as they pertain to the sublicensed rights.

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14.7 Effect of Termination for EOS. The following provisions shall apply if (i) EOS terminates this Agreement in its entirety or with respect to certain countries pursuant to Section 14.2(a), (b), or (c), or (ii) Advenchen terminates this Agreement in its entirety under Section 14.3 due to EOS’s material uncured breach, and following a final, non-appealable judgment pursuant to Section 16.4 of EOS’s material breach of this Agreement (unless EOS in writing does not dispute Advenchen’s determination of EOS’s material breach):

(a) Outstanding Obligations. EOS shall be responsible for any outstanding payment obligations of EOS that existed or accrued prior to the effective date of termination with respect to the terminated countries.

(b) Right of First Negotiation. Advenchen will have a right of first negotiation, exercisable by written notice to EOS at any time within *** (***) days of such termination, (i) to obtain a worldwide, exclusive, royalty-bearing license, with the right to sublicense, under the EOS Patents, to Develop, Manufacture, make, have made, use, sell, have sold, offer for sale and import the Product, and (ii) to receive copies of all EOS Development Documentation and, to the extent permitted by applicable Laws, obtain an agreement by EOS to transfer and assign to Advenchen all Regulatory Materials, Regulatory Approvals, and related data relating to Products throughout the Licensed Territory or in the terminated countries, as applicable, as and to the extent owned or Controlled by EOS, each of (i) and (ii) on commercially reasonable terms to be negotiated in good faith by the Parties for up to an additional ninety (90) days following exercise of such right of first negotiation.

(c) Termination of Licenses. For clarity, upon any termination of this Agreement by EOS under Section 14.2(a), (b), or (c), or by Advenchen under Section 14.3, the licenses granted to EOS under this Agreement for such terminated country(ies) shall terminate.

(d) Partial Termination. In the event of a termination by EOS under Section 14.2(a), (b), or (c) for a particular country, such country shall be deemed excluded from the definition of Licensed Territory.

14.8 Effect of Termination for Advenchen. If EOS has the right to terminate this Agreement pursuant to Section 14.3 and elects not to exercise such right, then, in addition to any other rights and obligations under Section 14.3 or otherwise under this Agreement with respect to such termination, Advenchen shall continue to be liable to EOS for any uncured material breach, and EOS shall be entitled to pursue all legal and equitable remedies arising from such material breach that are available to it. Following a final, non-appealable judgment pursuant to Section 16.4 (unless Advenchen in writing does not dispute EOS’s determination of Advenchen’s material breach), of Advenchen’s material breach of this Agreement, EOS may elect, in lieu of receiving a payment of such damages from Advenchen, to offset EOS’s future payment obligations to Advenchen under this Agreement by the amount of damages determined and awarded to EOS pursuant to Section 16.4 (or agreed to in writing by the Parties pursuant to Section 16.2).

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14.9 Rights in Bankruptcy.

(a) EOS Bankruptcy Events. If EOS becomes insolvent, executes an assignment for the benefit of creditors, ceases operations, dissolves or becomes subject to bankruptcy or receivership proceedings, to the extent permitted by Law, this Agreement shall automatically terminate and all rights, including intellectual property and patent rights granted to EOS, shall automatically revert to Advenchen. To the extent reasonably possible, EOS shall notify Advenchen prior to becoming insolvent, executing an assignment for the benefit of credits, ceasing operations, dissolving, or becoming subject to bankruptcy or receivership proceedings, and Advenchen shall have the right to immediately terminate the Agreement and retain all intellectual property rights, including rights in the Advenchen patents.

(b) Advenchen Bankruptcy Events. All rights and licenses granted under or pursuant to this Agreement by Advenchen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that EOS, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Advenchen under the U.S. Bankruptcy Code, EOS shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in EOS’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon EOS’s written request therefor, unless Advenchen elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Advenchen upon written request therefor by EOS.

14.10 Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified in the applicable Section or, if no time is specified, indefinitely: Articles 1, 8 (solely with respect to payments that are due as of the effective date of such expiration or termination, or that become due in connection with such expiration or termination), 9, 11, 12, 13, 16 and 17, and Sections 10.1, 14.6, 14.7, 14.8, 14.9 and 14.10. Termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereto to the extent it is expressly stated to survive such termination.

ARTICLE 15

EXPANDED FIELD

15.1 Right of First Negotiation. Advenchen hereby grants, and shall cause each of its Affiliates to grant, to EOS an exclusive right of first negotiation (ROFN) with respect to the Expanded Field Assets (e.g., a right to Develop and/or Commercialize a Product for an indication not included in the Field). No later than six (6) months from the Effective Date, Advenchen will provide EOS all information and documents it has in its possession regarding the Expanded Field Assets. EOS shall have thirty (30) days from the receipt of such information and

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documents (or seven (7) months from the Effective Date, whichever is later) to determine if it is interested in licensing in the Expanded Field, and to provide written notice to Advenchen of its intention to negotiate a license in good faith (“ROFN Notice”). If EOS determines that it is not interested in licensing the Expanded Field Assets or does not provide the ROFN Notice in the required time, then Advenchen is free to negotiate an agreement with a Third Party without any further obligation to EOS, other than those provided in Section 15.4. However, if EOS gives the ROFN Notice indicating its intention to negotiate for the rights in the Expanded Field, the Parties shall have ninety (90) days from the ROFN Notice to reach an agreement with respect to the Expanded Field Assets (“ROFN Period”). If no agreement is reached, and both Parties have not agreed to an extension of time to the ROFN Period, then Advenchen is free to negotiate with Third Parties without any further obligation to EOS (other than those provided in Section 15.4). However, in no event shall Advenchen give a Third Party more favorable terms than what EOS has offered for the Expanded Field Assets.

15.2 Maintenance of Expanded Field Assets. Prior to the expiration or termination of the ROFN Period, Advenchen agrees to, and to cause each of its applicable Affiliates to, take all reasonable actions (at Advenchen’s or its Affiliates’ expense) to maintain and protect the applicable Expanded Field Assets, including filing and maintaining patent applications in accordance with applicable Laws and using reasonable measures to protect applicable trade secrets. In the event that Advenchen determines, in good faith, to abandon or otherwise forego maintenance any material Expanded Field Asset before the expiration or termination of the ROFN Period, Advenchen shall first provide EOS with written notice of such determination within a period of time reasonably necessary to allow EOS to determine whether it would like to obtain an interest in such Expanded Field Asset.

15.3 No Third Party Collaboration. Prior to expiration or termination of the ROFN Period, Advenchen shall not sell, transfer, dispose of, enter into a Third Party Collaboration with respect to or grant or permit to exist any encumbrance (including any security interests, liens or licenses) on any of the applicable Expanded Field Assets.

15.4 Competitive Sales. Advenchen shall pay to EOS, on a quarterly basis, a running royalty equal to *** percent (***%) of net Competitive Sales in the Licensed Territory made under a Third Party agreement for the Expanded Field Assets. Advenchen will maintain complete and accurate records in sufficient detail to permit EOS to confirm the accuracy of the calculation of royalty payments under this Section 15.4. “Competitive Sales” means sales of a Product in the Expanded Field which give rise to off-label uses that are within the Field, whereby such sales have a market share of at least *** percent (***%) of the market (in units) for the Product in a given country (as reasonably demonstrated by EOS, Advenchen’s or its authorized sublicensees’ sales data, or any reputable Third Party market source).

ARTICLE 16

DISPUTE RESOLUTION

16.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes

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arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

16.2 Early Resolution By the Parties. With respect to all disputes arising between the Parties, including, without limitation, any alleged failure to perform, or breach of, this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Designated Executive for each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. With respect to any dispute regarding an alleged material breach of this Agreement and termination under this Section 16.2, if such dispute is not resolved by such Designated Executives within such period, then either Party may submit such dispute to binding arbitration in accordance with Section 16.4.

16.3 Injunctive Relief. Nothing herein may prevent either Party from seeking a preliminary injunction or temporary restraint order in order to prevent any Confidential Information from being disclosed without appropriate authorization under this Agreement.

16.4 Arbitration. Any and all disputes arising out of our in connection with this Agreement shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce before an Arbitral Tribunal of three (3) arbitrators. Each Party shall nominate one (1) arbitrator for confirmation, with the third arbitrator to be jointly nominated by the two co-arbitrators within thirty (30) days of the confirmation of the second arbitrator. If the two co-arbitrators do not nominate the third arbitrator within that period, then the third arbitrator shall be appointed by the ICC Court. All the arbitrators must be lawyers and fluent in English. The arbitration proceedings shall take place in Zurich (Switzerland) and shall be conducted in the English language, without prejudice to the Parties’ right to deposit documentation in Italian or in any other foreign language, provided that any of the said documents is accompanied by the relevant translation into English, as well as to be heard and/or have their witnesses examined in their native language, with direct audio recording and subsequent transcription and translation into English of the said deposition or witness deposition. The arbitral award shall be drafted in English. The Arbitral Tribunal’s award shall be final and binding and enforceable in any court of competent jurisdiction.

ARTICLE 17

MISCELLANEOUS

17.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof; provided, that the Confidentiality Disclosure Agreement between the Parties dated November 27, 2007, shall continue in full force and effect in accordance with its

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terms. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

17.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

17.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Advenchen:	Advenchen Laboratories LLC 9135 Reseda Boulevard, Suite 238 Northridge, California 91324 USA Attn: Dr. Paul Chen Fax: (626) 608-0397
If to EOS:	Ethical Oncology Science S.p.A. Via Monte di Pieta, 1/A 20121 Milan Italy Attn: Dr. Silvano Spinelli Fax: +39 02 87391617

17.4 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have

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authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

17.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. The Advenchen Technology, in the case of Advenchen as assignor or transferor, or the EOS Technology, in the case of EOS as assignor or transferor, shall exclude any Patents and Information (a) Controlled by any permitted assignee or transferee prior to the effective date of such assignment or transfer of this Agreement to such assignee or transferee and (b) not developed in connection with any Product. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.5 shall be null, void and of no legal effect.

17.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall otherwise cause its Affiliates to comply with the provisions of this Agreement. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.8 HSR Filing. Each of EOS and Advenchen agrees to prepare and make appropriate filings as necessary under the HSR Act relating to this Agreement and the transactions contemplated hereby as soon as reasonably practicable after the Effective Date (the “HSR Filing Date”). The Parties agree to cooperate in the antitrust clearance process and to furnish promptly to the Federal Trade Commission (FTC), the Antitrust Division of the Department of Justice and any other agency or authority, any information reasonably requested by them in connection with such filings. Other than the provisions of this Section 17.8 and Articles 13 and 16, the rights and obligations of the Parties under this Agreement shall not become effective until the waiting period provided by the HSR Act shall have terminated or expired without any action by any government agency or challenge to the transaction (the date of such termination or expiration shall be the “Approval Date” of this Agreement). Upon the occurrence of the Approval Date, if applicable, all provisions of this Agreement shall become effective automatically without the need for further action by the Parties. In the event that

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antitrust clearance from the FTC and Antitrust Division of the Department of Justice is not obtained within ninety (90) days after the HSR Filing Date, or such other date as the Parties may mutually agree, this Agreement maybe terminated by either Party. In the event a provision of this Agreement needs to be deleted or substantially revised in order to obtain regulatory clearance of this transaction, the Parties will negotiate in good faith in accordance with Section 17.9.

17.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

17.11 Independent Contractors. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Advenchen and EOS is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as may be expressly set forth in this Agreement. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.12 English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement, including any claim or dispute arising out of or related to the interpretation, performance or termination thereof, shall be governed by and construed under the laws of the State of California, without giving effect to any choice of law principles that would require the application of the laws of a different state.

17.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding upon the delivery by each Party of an executed signature page to the other Party, which may include by facsimile transmission.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

ETHICAL ONCOLOGY SCIENCE S.P.A.		ADVENCHEN LABORATORIES LLC

By:	/s/ Silvano Spinelli	By:	/s/ Paul Chen
Name:	Dr. Silvano Spinelli	Name:	Dr. Paul Chen
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A-1

ADVENCHEN KNOW-HOW

1.	Copies of all file histories and related documentation (including attorney files) for the Patents identified in Exhibit C.

2.	The synthetic procedures (with experimental details and yields for each step) used to prepare the batches of the Compound that have been used to perform in vivo anti-tumor activity studies. The level of information should be similar to what is normally expected for a publication in a peer reviewed Journal.

3.	Detailed description of the analytical procedures used to characterize the batches of the Compound that have been used to perform in vivo anti-tumor activity studies. The level of information should be sufficient to transfer the methodology to another testing laboratory.

4.	Description of the synthetic procedures explored during the process optimization for the preparation of the Compound (description in this case can be a summary of findings) and conclusions summarizing the rationale behind the selection of the current process.

A-1

EXHIBIT A-2

ADVENCHEN KNOW-HOW

1.	The complete description, on the highest scale, of the most advanced synthetic process used to prepare the preclinical batches including:

•	all the experimental details and yields for each step;

•	the description of the salt formation step;

•	any analytical control or specification for reagents, raw materials, and intermediates; and

•	any process control and related analytical method;

in order to allow EOS to be able to discuss in the regulatory documentation the differences between previous and the GMP batches.

2.	Stability data on the Compound either as a salt or as a free base (or both if available) including:

•	a description or a reference to the analytical methods used;

•	a complete description of the immediate packaging material used; and

•	the storage conditions and the time point tested.

3.	Preliminary information gathered on the structure of the possible impurities if any.

4.	The polymorph screening study and all experimental data relative to the existence of different polymorphs for the Compound as free base or as salt.

5.	The salt screening study in support to the selection of the final salt form including:

•	the counter-ions investigated;

•	the solvent systems for the formation of solid/crystalline material;

•	the analytical characterization (purity, stoichiometry, hygroscopicity, X-ray, etc.); and

•	any stability and solubility data.

6.	Pharmaceutical forms:

•	complete description of the pharmaceutical forms administered to the animals in the in vivo studies (antitumor and pharmacokinetics);

•	results for solubility screening if any; and

2.

•	any preliminary pharmaceutical development studies.

7.	In vivo pharmacology and pharmacokinetics studies:

•	list of studies performed as of the effective date; and

•	summary study reports (non-QC final drafts are acceptable). The level of information should be similar to what is normally expected for a publication in a peer reviewed Journal.

3.

EXHIBIT B

ADVENCHEN MATERIALS

NONE

B-1

EXHIBIT C

ADVENCHEN PATENTS

Invention Title	Case No.	Application No.	Patent No.	Country	Effe. Date	Issue Date
Spiro Substituted Compounds As Angiogenesis Inhibitors		60/894,693		United States of America	March 14, 2007
Spiro Substituted Compounds As Angiogenesis Inhibitors		60/941,699		United States of America	June 4, 2007
Spiro Substituted Compounds As Angiogenesis Inhibitors		12/036,245		United States of America	February 23, 2008
Spiro Substituted Compounds As Angiogenesis Inhibitors		PCT/US08/54817		PCT	February 24, 2008

C-1

EXHIBIT D

PRODUCT DESCRIPTION

The compound 6-(7-((1-Aminocyclopropyl)methoxy)-6-methoxyquinolin-4-yloxy)-N-methyl- 1-naphthamide having the following chemical structure (I):

its salts with pharmaceutically acceptable salts, including but not limiting to the hydrochloride salt and the citrate salt, and pharmaceutical compositions containing the above compounds.

D-1-1

FIRST AMENDMENT

First Amendment, dated as of April 13, 2010 (the “Amendment Effective Date”) (this “Amendment”), to the Development and Commercialization Agreement entered into as of October 24, 2008 (the “Agreement”) between Advenchen Laboratories LLC (“Advenchen”) and Ethical Oncology Science S.P.A. (“EOS”).

RECITALS

WHEREAS, EOS and Advenchen are parties to the Agreement; and

WHEREAS, Advenchen and EOS wish to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration EOS and Advenchen agree as follows:

ARTICLE 1

DEFINED TERMS

SECTION 1.01 Capitalized Terms. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

ARTICLE 2

AMENDMENTS TO AGREEMENT

SECTION 2.01 Amendments. The Agreement is hereby amended as follows:

(a) Section 1.1. Section 1.1 of the Agreement is hereby deleted in its entirety and replaced by “Intentionally Left Blank”.

(b) Advenchen Patent. The definition of Advenchen Patent set forth in Section 1.6 of the Agreement is hereby amended in full to read as follows:

“Advenchen Patent” means any Patent covering the Development, Manufacture (other than of intermediates covered by Exhibit F), use, sale, offer for sale, having sold, Distribution, import, or any other Commercialization of the Product that (a) is Controlled by Advenchen or its Affiliates as of the Effective Date or at any time during the Term, and (b) would, but for the license granted by Advenchen hereunder, be infringed by the Development, Manufacture, use, sale, offer for sale, having sold, Distribution, import, or any other Commercialization of the Product by or on behalf of EOS or its sublicensee(s) in the Field or the Expanded

Field (as applicable). Advenchen Patents shall include without limitation (i) those Patents listed on Exhibit C, and (ii) any patent issuing from an application claiming priority thereto or otherwise continuing therefrom.

(c) Competing Product. The definition of Competing Product set forth in Section 1.16 of the Agreement is hereby amended in full to read as follows:

“1.16	“Competing Product” means:

(i)	A chemical compound comprised by the general formula of the patent applications listed in Exhibit C, including any patent issuing from an application claiming priority thereto or otherwise continuing therefrom, including, but not limited to, reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part or divisions.

Subject to clause (i), a “Competing Product” shall not mean the chemical compounds comprised by the general formula of the patent applications listed in Exhibit E List 1 and its corresponding national phase patent applications, including any patent issuing from an application claiming priority thereto or otherwise continuing therefrom, including, but not limited to, reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, and divisions (the “E List 1 Patents”); nor the chemical compounds which are the subject of the patent applications listed in Exhibit E List 2, and their corresponding national phase patent applications, reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, and divisions.”

(d) Notional Amount/E List 1 Products. Article I of the Agreement is hereby amended by adding the following definitions thereto:

“1.77 “Notional Amount” means (i) if the Milestone as set forth in Section 8.2(a)(i) has been paid, an amount equal to the interest that would accrue on a principal balance of $*** at an interest rate of ***% per annum commencing on the date of payment of such 8.2 (a)(i) milestone, plus (ii) if the Milestone set forth in Section 8.2(a)(ii) has been paid, an amount equal to the interest that would accrue on an additional principal balance of $*** at an interest rate of ***% per annum commencing on the date of payment of such 8.2(a)(ii) milestone plus (iii) if the Milestone set forth in Section 8.2(a)(iii) has been paid, an amount equal to the interest that would accrue on an additional principal balance of $*** at an interest rate of***% per annum commencing on the date of payment of such 8.2 (a)(iii) milestone plus (iv) if the Milestone set forth in Section 8.2(a)(iv) has been paid, an amount equal to the interest that would accrue on an additional principal balance of $***at an interest rate of ***% per annum commencing on the date of payment of such 8.2 (a)(iv) milestone.”

“1.78 “E List 1 Products” means each compound or product covered by the E List 1 Patents.”

(e) Section 2.4. Section 2.4 of the Agreement is hereby amended in full to read as follows:

“2.4 Non-Blocking Know-How License to EOS. Subject to the terms and conditions of this Agreement, Advenchen hereby grants, and shall cause its Affiliates to grant, EOS and its Affiliates a non-exclusive, royalty-free license, with the right to sublicense as provided in Section 2.1(b), the processes and intermediates listed in Exhibit F for the purpose of exercising the rights under Section 2.1.”

(f) Section 8.2. Section 8.2(a) of the Agreement is hereby amended in full to read as follows:

“8.2 Development Milestone Payments.

(a) Payment Terms. EOS or its applicable sublicensees shall make milestone payments to Advenchen based on achievement of certain milestone events for the Product as set forth in this Section 8.2, in partial consideration for the prior cost of developing the Product. EOS or its applicable sublicensees shall pay to Advenchen the amounts set forth below within *** (***) days after receipt of Advenchen’s invoice following the achievement of the corresponding milestone event; provided, however, that with respect to the payments due under Sections (v), (vii) and (viii) below, EOS or its applicable sublicensee shall not be obligated to make the payment until the procedure set forth in Section 8.2(b) is completed. Each milestone payment by EOS or its applicable sublicensees to Advenchen hereunder shall be payable only once, regardless of the number of times achieved by the Products, and shall not be cumulative. Within fourteen (14) days of the occurrence of each milestone event, EOS or its applicable sublicensee shall provide written notice thereof to Advenchen.

Milestone Event		Milestone Payment
(i)	Upon ***	$***USD
(ii)	Upon ***. For purposes of this milestone event, ***.	$***USD, plus any Notional Amount
(iii)	Upon***.	$***USD, plus any Notional Amount
(iv)	Upon ***.	$***USD, plus any Notional Amount
(v)	Upon ***.	$*** USD (subject to Section 8.2(b)), plus any Notional Amount
(vi)	Upon ***.	$***USD
(vii)	Upon ***.	$*** USD (subject to Section 8.2(b))
(viii)	Upon ***.	$*** USD (subject to Section 8.2(b))

(g) Section 8.5(b). Section 8.5(b) of the Agreement is hereby amended in full to read as follows:

“(b) Removal of Milestone Payments or Sublicense Revenue Payments. Notwithstanding the provisions of Sections 8.2, 8.3 and 8.5(a), upon the execution date (the “Sublicense Date”) of an agreement between EOS and a Commercialization Sublicensee, Section 8.5(a) above shall entirely replace all the milestone payments to be made by EOS to Advenchen under Sections 8.2 and 8.3 which have not yet become due as of the Sublicense Date and EOS shall only be required to pay to Advenchen the applicable percentage of the Sublicense Revenue in accordance with Section 8.5(a). Accordingly, on and after the Sublicense Date, (i) EOS shall have no obligation to provide any additional payments to Advenchen under Section 8.2 or 8.3 of this Agreement and all of the terms under Sections 8.2 and 8.3 shall have no further force or effect, and (ii) Advenchen, on its behalf and on behalf of each of its Affiliates, will expressly waive any and all rights to receive any milestone that may become due under Sections 8.2 and 8.3 after the date of such agreement instead receive the corresponding percentage sublicense revenue under Section 8.5(a) from EOS. Within 45 days after the Sublicense Date, EOS shall pay to Advenchen any unpaid Notional Amount after which it shall be deemed to have been paid in full. Within 30 days after the end of each of June and December from each commencing date, EOS shall pay to Advenchen any unpaid Notional Amount (which amounts are non-refundable and not deductible from any other payment required hereby).”

(h) Section 8.6. Section 8.6 of the Agreement is hereby deleted in its entirety and replaced by “Intentionally Left Blank”.

(i) Article 15. Article 15 is hereby amended as follows:

(i) Section 15.1 Right of First Negotiation. Section 15.1 is hereby amended as follows:

Section 15.1 is amended by adding the following sentence to the end thereof:

“Upon request by EOS made not more frequently than twice in any 12 month-period, Advenchen will provide EOS with any additional information it has developed with respect to the Expanded Field Assets; provided, that, such information is within Advenchen’s Control and possession and was not received from a licensee or subject to a confidentiality agreement.”

(iii) E List 1 Product Sales. A new Section is hereby added to the end of Article 15 as follows:

“15.5 E List 1 Product Sales. If the introduction or sales of one or more E List 1 Products reduce by ***% or more sales by EOS or its sublicensees of a Product, then Advenchen shall pay to EOS***% of future royalties received by Advenchen or its Affiliates with respect to such E List 1 Products. In any dispute regarding this Section 15.5, EOS shall have the burden of proof of demonstrating such reduction in sales.”

ARTICLE 3

AUTHORIZATIONS; CONDITIONS

SECTION 3.01 Due Authorization, Etc.. The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of, and duly executed and delivered by each of the Parties, and this Amendment is a legal, valid and binding obligation of each of the Parties enforceable against any Party in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

SECTION 3.02 Conditions Precedent to Effectiveness of Amendment. This Amendment shall become effective as of the Amendment Effective Date.

SECTION 3.03 Execution in Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 3.04 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUCTED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

SECTION 3.05 Effect of Amendment. The Parties hereto agree and acknowledge that (i) nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Agreement other than as expressly set forth herein and (ii) the Agreement (as amended hereby) remains and continues in full force and effect and is hereby ratified and reaffirmed in all respects. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Agreement as amended hereby.

SECTION 3.06 Headings. Section headings in this Amendment are included herein for convenience of any reference only and shall not constitute a part of this Amendment for any other purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

ETHICAL ONCOLOGY SCIENCE, S.P.A.

By:	/s/ Silvano Spinelli
Name:	Dr. Silvano Spinelli
Title:	Chief Executive Officer

ADVENCHEN LABORATORIES LLC

By:	/s/ Paul Chen
Name:	Dr. Paul Chen
Title:	Chief Executive Officer

EXHIBIT E

EXCLUDING PATENTS

LIST 1

Application No.	Patent No.	Country	File Date	Issue Date
***		***	***
***		***	***
***		***	***
***		***	***

LIST 2

Application No.	Patent No.	Country	File Date	Issue Date
***		***	***
***		***	***
***		***	***

EXHIBIT F

1. Method of producing the Compound by use of following chemistry process:

***

2. An intermediate compound according to the method 1 above that is selected from the group consisting of:

***

SECOND AMENDMENT

Second Amendment, dated as of July 30, 2012 (the “Amendment Effective Date”) (this “Amendment”), to the Development and Commercialization Agreement entered into as of October 24, 2008, as amended by the First Amendment thereto, dated as of April 13, 2010 (the “Agreement”) between Advenchen Laboratories LLC (“Advenchen”) and Ethical Oncology Science S.P.A. (“EOS”).

RECITALS

WHEREAS, EOS and Advenchen are parties to the Agreement; and

WHEREAS, Advenchen and EOS wish to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration EOS and Advenchen agree as follows:

ARTICLE 1

DEFINED TERMS

SECTION 1.01 Capitalized Terms. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

ARTICLE 2

AMENDMENTS TO AGREEMENT

SECTION 2.01 Amendments. The Agreement is hereby amended as follows:

(a) Subsequent Filing. Article I of the Agreement is hereby amended by adding the following definition of Subsequent Filing:

“1.79 “Subsequent Filing” means a filing by EOS or any of its controlled affiliates (it being understood that neither Advenchen nor any of its controlled affiliates shall be affiliates of EOS) after the Amendment Effective Date of any U.S. IND. or US. Clinical trial application for the Product submitted to the U.S. FDA.”

(b) Section 8.1 of the Agreement is hereby amended by changing the caption thereof to read “Upfront Fees/Second Amendment Fees” and adding the following after the last sentence thereof:

“EOS shall pay Advenchen (i) $*** no later than***, (ii) $*** by no later than *** and (iii) $*** by no later than***. The payments referred to in subclauses (i) through (iii) are referred to herein as the “Second Amendment Fees.” EOS agrees that its failure to make a payment of a Second Amendment Fee when due shall be deemed to be a material breach of this Agreement.” EOS agrees that payment of the Second Amendment Fees shall not be considered a milestone payment offset hereunder for the purposes of the definition of Sublicense Revenue.

(c) Section 8.2 (a) (i) and Section 8.2 (a) (ii). Sections 8.2 (a) (i) and (ii) are hereby amended in full to read as follows:

“(i)	Upon the Subsequent Filing for the Product in the Field.	$*** USD
(ii)	Upon ***. For purposes of this milestone event, ***. For the avoidance of doubt, *** will trigger this milestone.	$*** USD, plus any Notional Amount”

(d) Section 8.5. Section 8.5 of the Agreement is hereby amended in full to read as follows:

“8.5 Sublicense Revenue.

(a) Payment Rates. Subject to the terms of Section 8.5(b), in the event that EOS grants a sublicense to a Third Party under Section 2.1(b), EOS shall pay Advenchen a portion of any Sublicense Revenues received by EOS under each applicable sublicense as set forth below:

(i) Subject to the provisions of the proviso to subclause (ii) below, in the event that the applicable sublicense is executed on or before the date of completion of the first Phase 2 Clinical Trial for the Product in the Field by EOS or any of its controlled affiliates (it being understood that neither Advenchen nor any of its controlled affiliates shall be affiliates of EOS), EOS shall pay Advenchen *** percent (*** %) of the Sublicense Revenue received from the applicable sublicensee; or

(ii) In the event that the applicable sublicense is executed after the date of completion of the first Phase 2 Clinical Trial for the Product in the Field by EOS or any of its controlled affiliates (it being understood that neither Advenchen nor any of its controlled affiliates shall be affiliates of EOS), EOS shall pay Advenchen *** percent (***) of the Sublicense Revenue received from the applicable sublicensee; provided, that, if EOS pays, at EOS’ sole discretion, Advenchen, on or prior to ***, an additional payment of $*** , (which payment shall not be considered a milestone payment offset hereunder for the purposes of the definition of Sublicense Revenue), then only this subclause (ii) shall be applicable to any Sublicense Revenues covered by this Section 8.5.

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(iii) Subject to the terms of Section 9.1, for the avoidance of doubt, all payments to Advenchen under this Section 8.5(a) (if any) shall only become due and payable upon EOS’s actual receipt of the Sublicense Revenue from the applicable sublicensee.”

(b) Removal of Milestone Payments or Sublicense Revenue Payments. Notwithstanding the provisions of Sections 8.2 and 8.3, upon the execution date (the “Sublicense Date”) of an agreement between EOS and a Commercialization Sublicensee, Section 8.5(a) above shall entirely replace all the milestone payments to be made by EOS to Advenchen under Sections 8.2 and 8.3 which have not yet become due as of the Sublicense Date and EOS shall only be required to pay to Advenchen the applicable percentage of the Sublicense Revenue in accordance with Section 8.5(a). Accordingly, on and after the Sublicense Date, (i) EOS shall have no obligation to provide any additional payments to Advenchen under Section 8.2 or 8.3 of this Agreement and all of the terms under Sections 8.2 and 8.3 shall have no further force or effect, and (ii) Advenchen, on its behalf and on behalf of each of its Affiliates, will expressly waive any and all rights to receive any milestone that may become due under Sections 8.2 and 8.3 after the date of such agreement instead receive the corresponding percentage sublicense revenue under Section 8.5(a) from EOS, except only as provided in the next sentence with respect to Section 8.2 (i). Within *** days after the Sublicense Date, EOS shall pay to Advenchen any unpaid Notional Amount after which it shall be deemed to have been paid in full and shall pay the milestone specified in Section 8.2 (i) if not paid prior thereto. Within *** days after the end of each of June and December from each commencing date, EOS shall pay to Advenchen any unpaid Notional Amount (which amounts are non-refundable and not deductible from any other payment required hereby).”

ARTICLE 3

AUTHORIZATIONS; CONDITIONS

SECTION 3.01 Due Authorization, Etc.. The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of, and duly executed and delivered by each of the Parties, and this Amendment is a legal, valid and binding obligation of each of the Parties enforceable against any Party in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

SECTION 3.02 Conditions Precedent to Effectiveness of Amendment. This Amendment shall become effective as of the Amendment Effective Date.

SECTION 3.03 Execution in Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

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SECTION 3.04 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUCTED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

SECTION 3.05 Effect of Amendment. The Parties hereto agree and acknowledge that (i) nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Agreement other than as expressly set forth herein and (ii) the Agreement (as amended hereby) remains and continues in full force and effect and is hereby ratified and reaffirmed in all respects. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Agreement as amended hereby.

SECTION 3.06 Headings. Section headings in this Amendment are included herein for convenience of any reference only and shall not constitute a part of this Amendment for any other purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

ETHICAL ONCOLOGY SCIENCE, S.P.A.

By:	/s/ Silvano Spinelli
Name:	Dr. Silvano Spinelli
Title:	Chief Executive Officer

ADVENCHEN LABORATORIES LLC

By:	/s/ Paul Chen
Name:	Dr. Paul Chen
Title:	Chief Executive Officer

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